Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERINI CORPORATION,

TRIFECTA ACQUISITION LLC,

TUTOR-SALIBA CORPORATION,

RONALD N. TUTOR

AND

SHAREHOLDERS OF TUTOR-SALIBA CORPORATION

DATED AS OF APRIL 2, 2008

i

Exhibit A	Company Capitalization

Annex A	Company Shareholder Written Consent
Annex B	Shareholders Agreement
Annex C	Form of Employment Agreement
Annex D	Form of Articles of Amendment
Annex E	Form of Dividend Note

Company Schedule
Parent Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2008 (this “Agreement”), is entered into by and among Perini Corporation, a Massachusetts corporation (“Parent”), Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (the “Company”), Ronald N. Tutor, a resident of California and a trustee under each of the Controlling Trusts (as defined below) (in the capacity as Shareholder Representative as provided in Section 6.15 or in any other capacity contemplated hereby, the “Shareholder Representative”), and shareholders of the Company signatory hereto (including the Shareholder Representative, each a “Signatory Shareholder” and collectively, the “Signatory Shareholders”), with each holder of Company Common Stock (as defined below) set forth on Exhibit A hereto (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”) to become a Signatory Shareholder in accordance with Section 6.18. Parent, Merger Sub, the Company and the Signatory Shareholders are referred to herein each individually as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article X.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”), acting upon the recommendation of a special committee of independent directors thereof (the “Special Committee”), and the respective boards of directors of Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders or members, as appropriate, to enter into a business combination transaction;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving entity of the Merger and a wholly-owned Subsidiary of Parent, on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of California and the Limited Liability Company Act of the State of California (collectively, the “CGCL”);

WHEREAS, the board of directors of Parent, acting upon the recommendation of the Special Committee, and the respective boards of directors of Merger Sub and the Company have each (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of their respective shareholders or members, as appropriate, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, as a condition to the Company’s willingness to enter into this Agreement, simultaneously with or immediately after the execution and delivery of this Agreement, Parent, as the sole member of Merger Sub, is executing and delivering or will execute and deliver an unconditional unanimous written consent to the approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with or immediately after the execution and delivery of this Agreement, the Shareholders, who collectively own all of the issued and outstanding capital stock of the Company, are executing and delivering or will execute and deliver an unconditional unanimous written consent to the approval of this Agreement and the transactions contemplated hereby, including the Merger, substantially in the form attached as Annex A hereto (the “Company Shareholder Written Consent”);

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the Signatory Shareholders party hereto on the date hereof are entering into the Shareholders Agreement in the form attached as Annex B hereto (the “Shareholders Agreement”), with all other Shareholders other than the Signatory Shareholders party hereto on the date hereof to become a party thereto in accordance with Section 6.18, which Shareholders Agreement shall become effective upon the closing of the Merger;

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the Shareholder Representative are entering into the Employment Agreement in the form attached as Annex C hereto (the “Employment Agreement”), which Employment Agreement shall become effective upon the closing of the Merger;

WHEREAS, for United States federal income tax purposes, Parent, Merger Sub, the Company and the Shareholders intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders hereby agree as follows:

ARTICLE I

THE MERGER; ALTERNATIVE STRUCTURE

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving entity of the Merger. Merger Sub, as the surviving entity of the Merger, is sometimes hereinafter referred to as the “Surviving Entity”.

1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Kirkland & Ellis LLP located at 655 Fifteenth Street, N.W., Washington, D.C. 20005 at 10:00 a.m. (local time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated in accordance with the CGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of California (the “California Secretary of State”) in accordance with the applicable provisions of the CGCL (the time of such filing and acceptance by the California Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Entity, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Entity.

1.5 Surviving Entity Organizational Documents. At the Effective Time, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with Applicable Law and such articles of organization and operating agreement; provided, however, that, at the Effective Time, the articles of organization of the Surviving Entity shall be amended so that the name of the Surviving Entity shall be “Tutor-Saliba LLC”.

1.6 Surviving Entity Members. At the Effective Time, the initial members of the Surviving Entity shall be the members of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of organization and any operating agreement of the Surviving Entity until his or her respective successor is duly elected or appointed and qualified. In order to effectuate the foregoing, the Company and each of the Shareholders shall use its commercially reasonable efforts to procure, in connection with the Closing, the resignation of each of the Company’s directors to be effective immediately prior to the Effective Time.

1.7 Conversion of Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities (including the Shareholders), the following shall occur:

(a) Membership Interests of Merger Sub. Each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one membership interest of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity. Each certificate evidencing ownership of such membership interests of Merger Sub shall cease to have any rights with respect thereto except that thereafter it shall evidence ownership of a membership interest of the Surviving Entity.

(b) Owned Company Common Stock. Each share of common stock, no par value per share, of the Company (the “Company Common Stock”) owned by Parent or any other direct or indirect, wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and shall cease to exist, and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares cancelled and retired pursuant to Section 1.7(b) or any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and shall cease to exist and shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) equal to the quotient (the “Exchange Ratio”) obtained by dividing (A) 22,987,293 shares of Parent Common Stock by (B) the Outstanding Common Stock Number (the shares of Parent Common Stock issuable pursuant to this Section 1.7(c), collectively, the “Parent Shares”). Set forth on Exhibit A hereto is a calculation of the aggregate Parent Shares to be issuable to each Shareholder as a result of the cancellation, retirement and conversion of the shares of Company Common Stock pursuant to this Section 1.7(c). As of the Effective Time, each certificate evidencing ownership of such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive the Parent Shares to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.1.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Entity shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company and Merger Sub.

1.9 Parent Charter Amendment. At the Closing and prior to the Effective Time, and upon the terms of and subject to the conditions set forth in this Agreement and receipt of the applicable Parent Shareholder Approval, Parent shall cause its articles of organization to be amended (the “Charter Amendment”) to increase the number of authorized shares of capital stock of Parent by filing Articles of Amendment substantially in the form of Annex D hereto (the “Articles of Amendment”) with the Secretary of State of the State of Massachusetts (the “Massachusetts Secretary of State”) in accordance with applicable provisions of the Massachusetts Business Corporations Act.

1.10 Effective Time Parent Board. The Parties will take all actions required such that as of the Effective Time (a) the Parent Board shall consist of the directors determined in compliance with Section 2(b) of the Shareholders Agreement and (b) the committees of the Parent Board shall be comprised of such directors determined in compliance with Section 2(d) of the Shareholders Agreement.

1.11 Alternative Structure. If (i) the Parent Shareholder Approval has not been obtained and (ii) Parent and the Company determine that an alternative structure of the transactions contemplated hereby is necessary to avoid undue delay of the consummation of the Merger and the other transactions contemplated hereby and the other Related Agreements or otherwise to address legal, commercial or regulatory concerns of the operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) from and after the consummation of the Merger and the other transactions contemplated hereby that would reasonably be avoided by the use of such alternative structure, then each Party hereto will cooperate in good faith to make changes to the terms hereof and the other Related Agreements to reflect such alternative structure of the transactions contemplated hereby and the other Related Agreements and to achieve, to the greatest extent possible, the economic, business and other purposes of the terms hereof and the other Related Agreements.

ARTICLE II

EXCHANGE OF CERTIFICATES IN THE MERGER

2.1 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, Parent shall deposit with a bank or trust company of national recognition (the “Exchange Agent”), for the benefit of the holders of Company Common Stock immediately prior to the Effective Time for exchange in accordance with this Article II through the Exchange Agent certificates representing the Parent Shares issuable pursuant to Section 1.7(c) in exchange for outstanding shares of Company Common Stock canceled, retired and converted pursuant to Section 1.7(c) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). In lieu of a bank or trust company, Parent or any of its Subsidiaries may serve as the Exchange Agent hereunder with the consent of the Company prior to the Effective Time.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were canceled, retired and converted pursuant to Section 1.7(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the certificates in exchange for the Parent Shares into which the shares of Company Common Stock were converted. Upon the surrender to the Exchange Agent of a certificate that formerly represented shares of Company Common Stock in accordance with the provisions of this Section 2.1, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver to the holders of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock certificates representing the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with Section 1.7(c), and the certificate so surrendered shall forthwith be cancelled.

(c) No Further Ownership Rights in the Company. At and after the Effective Time, each holder of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company except for the right to surrender such shareholder’s certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock in exchange for receipt of Parent Common Stock in accordance with Section 1.7(c).

(d) Transfers of Ownership. After the Effective Time, no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company.

(e) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing shares of Company Common Stock immediately prior to the Effective Time shall have been lost, stolen or destroyed, the Exchange Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Parent Shares deliverable in respect thereof pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the delivery of such shares, require the owners of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Entity or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Section 1.7(c) shall be rounded down to the nearest whole number and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the fraction of a share of Parent Common Stock to which such holder (after taking into account all shares of Company Common Stock and all certificates held immediately prior to the Effective Time by such holder) would otherwise be entitled to and (y) the closing price per share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the last trading day prior to but not including the date of the Effective Time.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Escrow Agent, Parent or the Surviving Entity shall be liable to a holder of shares of Company Common Stock immediately prior to the Effective Time for any amount or property properly paid or transferred to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of certificates representing shares of Company Common Stock immediately prior to the Effective Time on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Article II shall thereafter look for issuance of the Parent Shares in respect of the shares of Company Common Stock evidenced by such certificates solely to Parent, as general creditors thereof, for any claim to the applicable merger consideration to which such holders may be entitled pursuant to the provisions of this Article II.

(i) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to a holder of shares of Company Common Stock immediately prior to the Effective Time with respect to the shares of Parent Common Stock into which they were converted until surrender of shares of Company Common Stock in accordance with this Article II. Following surrender of any such shares of Company Common Stock, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

2.2 Dissenting Shares. Pursuant to the delivery of the Company Shareholder Written Consent, all holders of shares of Company Common Stock shall waive any right to demand appraisal for such shares in accordance with the CGCL. If for any reason any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time who has not voted in favor of the Merger or consented thereto in writing (such shares, “Dissenting Shares”) has properly demanded appraisal for such shares in accordance with the CGCL, such shares of Company Common Stock shall not be converted into a right to receive Parent Shares, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the CGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the Effective Time into a right to receive Parent Shares. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal pursuant to the CGCL or otherwise received by the Company, (B) withdrawals of such demands, and (C) any other instruments served pursuant to the CGCL or otherwise and received by the Company in connection with such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to all such demands for appraisal under the CGCL or otherwise prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by any Applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

2.3 Withholding. Each of Parent, the Surviving Entity and Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by any Applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made.

2.4 Adjustments. The numbers of shares of Parent Common Stock issuable pursuant to Section 1.7(c) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof.

2.5 Acknowledgement by Recipient of Merger Consideration. Without limiting any other provision hereof, each holder of certificates representing shares of Company Common Stock converted into Parent Shares pursuant to Section 1.7(c) receiving such Parent Shares shall be deemed to have acknowledged and agreed to be bound by its obligations set forth in this Agreement including, without limitation, the obligation to indemnify Parent Indemnified Parties pursuant to Article IX.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Schedule sets forth a true and complete list of each Subsidiary of the Company, together with (i) the jurisdiction of formation of each such Subsidiary, (ii) the percentage of the outstanding Equity Interests of such Subsidiary owned by the Company or any of its other Subsidiaries, and (iii) if applicable, each other holder of Equity Interests of such Subsidiary. Neither the Company nor any of its Subsidiaries owns any Equity Interest in any Person other than the Subsidiaries set forth in Section 3.2(a) of the Company Schedule. All Equity Interests of each Subsidiary of the Company owned by the Company or any of its other Subsidiaries are owned free and clear of all Liens other than Permitted Liens.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Applicable Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws or other comparable organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof.

(c) All of the outstanding share capital of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.

3.3 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and subject, in the case of the consummation of the Merger, to the receipt of the Company Shareholder Written Consent, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Merger, obtaining the Company Shareholder Written Consent. Without limiting the generality of the foregoing, the board of directors of the Company has duly and validly adopted resolutions (i) determining that this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its shareholders; (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby; and (iii) recommending that the Shareholders deliver the Company Shareholder Written Consent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement and the other Related Agreements to which the Company is or is to be a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub and any other counterparty thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.4 No Conflict. None of the execution, delivery or performance by the Company of this Agreement or any other Related Agreements to which it is to be a party, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the

Company with any of the provisions hereof or thereof: (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate or conflict with any provision of the certificates of incorporation or bylaws or other comparable organizational documents of any of the Company’s Subsidiaries; (iii) except as set forth in Section 3.4 of the Company Schedule and subject to obtaining the Consents set forth in Section 3.5 of the Company Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound; (iv) assuming compliance with the matters referred to in Section 3.5 of the Company Schedule and, in the case of the consummation of the Merger, subject to obtaining the Company Shareholder Written Consent, violate or conflict with any Applicable Law or Decree applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (v) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.5 Governmental Consents. Except as set forth on Section 3.5 of the Company Schedule, no Consent of any Governmental Entity is required on the part of the Company, any of its Subsidiaries or any of the Shareholders in connection with the execution, delivery or performance by the Company or the Shareholders of this Agreement or any other Related Agreement to which it is or is to be a party or the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby, except (a) the filing and recordation of the Certificate of Merger with the California Secretary of State and such filings with Governmental Entities to satisfy the Applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (c) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws (collectively, “Antitrust Laws”); and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock. Exhibit A hereto sets forth a true and complete list of all Equity Interests of the Company issued or outstanding and the record and beneficial holders thereof. Except as set forth on Section 3.6(a) of the Company Schedule, the shares of Company Common Stock set forth on Exhibit A hereto are the only Equity Interests of the Company issued or outstanding and the shareholders set forth thereon are the only holders of Equity Interests of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved for issuance no additional shares of Company Common Stock other than those shares of Company Common Stock issued and outstanding as of the date hereof.

(c) All of the outstanding Equity Interests of the Company have been issued in compliance in all material respects with Applicable Law and the articles of incorporation and bylaws of the Company.

(d) Except as set forth on Section 3.6(d) of the Company Schedule, neither the Company nor any of its Subsidiaries, nor any of the Shareholders, is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Equity Interests of the Company or any other shareholders agreement or other similar agreement restricting the election or appointment of directors of the Company.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Schedule contains (i) the unaudited consolidated balance sheets as of December 31, 2006 and 2007 and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007 (the most recent balance sheet set forth therein, the “Most Recent Company Balance Sheet”; and the date thereof, the “Most Recent Company Fiscal Year End”; and such financial statements collectively, the “Unaudited Company Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2008 and the related unaudited consolidated income statements, changes in shareholders’ equity and cash flow of the Company and its Subsidiaries as of and for the one-month period then ended (the financial statements referred to in items (i) and (ii), and, upon the delivery of the Audited Company Financial Statements, the Audited Company Financial Statements, collectively, the “Company Financial Statements”).

(b) Except as set forth on Section 3.7(b) of the Company Schedule, the Company Financial Statements (i) were prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (ii) fairly present in accordance with GAAP (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company) the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) Except as set forth on Section 3.7(c) of the Company Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Section 3.7(c) of the Company Schedule, since December 31, 2007, the Company’s outside auditors and the audit committee of the board of directors of the Company have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.8 No Undisclosed Liabilities. Neither the Company nor any of the Company’s Subsidiaries has any Liability that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of the Company and its Subsidiaries except for (a) Liabilities reflected or reserved against in the Most Recent Company Balance Sheet; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Company Fiscal Year End; (c) Liabilities that arose under, or were incurred in connection with the transactions contemplated by, this Agreement; or (d) Liabilities that would not have a Company Material Adverse Effect. Except as set forth on Section 3.8 of the Company Schedule, neither the Company nor any of its Subsidiaries is a party or subject to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

3.9 Absence of Certain Changes.

(a) Since the Most Recent Company Fiscal Year End, except as set forth on Section 3.9 of the Company Schedule or except for actions expressly contemplated by this Agreement or any other Related Agreement or expressly consented to in writing by Parent from and after the date hereof, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been a Company Material Adverse Effect.

(b) Without limiting the generality of Section 3.9(a), the Company and its Subsidiaries have not since the Most Recent Company Fiscal Year End and prior to the date of this Agreement taken any action, or failed to take any action, which if taken from and after the date hereof would be restricted by Section 6.1.

3.10 Compliance with Laws and Permits.

(a) Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20 and except as set forth on Section 3.10 of the Company Schedule, the Company and each of its Subsidiaries is and during the last three (3) years has been in compliance with all Applicable Laws and Decrees, except for such noncompliance that would not have a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Company Schedule, none of the Company or any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice (i) of any non-routine administrative, civil or criminal investigation or audit (other than Tax audits, which are addressed in Section 3.19) by any Governmental Entity relating to the Company or any of its Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not or has not been in compliance with any Applicable Law or Decree, that, if adversely determined (as to both subsections (i) and (ii) above), would have a material adverse effect on the Company.

(b) Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, the Company and each of its Subsidiaries has and during the last three (3) years has had in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened in writing, except for such lack of Permits, noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect. Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, there are no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Permits, except for such defaults, violations, terminations, amendments or cancellations that would not have a Company Material Adverse Effect.

3.11 Litigation. Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, and except as set forth in Section 3.11 of the Company Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, (a) against the Company, any of its Subsidiaries, the Shareholder Representative, or any of their respective properties that (i) involves an amount in controversy in excess of $1,000,000, or (ii) seeks to impose any material legal restraint on or prohibition against or limit the Surviving Entity’s or any of its Affiliates’ ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement; (b) against any current director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) or, to the Knowledge of the Company, any former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such); or (c) against the Company, any of its Subsidiaries or any Shareholder or any of their respective properties that challenges, or that has the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding Decree that materially impairs the Company’s or such Subsidiary’s ability to operate in the same manner it operates on the date hereof. Section 3.11 of the Company Schedule sets forth, for each Legal Proceeding listed thereon, a brief description and the status thereof.

3.12 Assets. Except as set forth on Section 3.12 of the Company Schedule, the Company and its Subsidiaries have (i) good and valid title to all of the assets and properties (whether real, personal or mixed, or tangible or intangible) material to the operation of their business, taken as a whole (including all assets and properties recorded on the Most Recent Company Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Most Recent Company Fiscal Year End), free and clear of any Liens, other than Permitted Liens, and (ii) valid leasehold interests in, or any other valid rights under Contract to use, all of the assets and properties which the Company or any of its Subsidiaries lease or otherwise use, except where the failure to have such title or interest would not have a Company Material Adverse Effect.

3.13 Material Contracts.

(a) Section 3.13 of the Company Schedule lists, as of the date hereof, all of the Material Contracts to which the Company or any of its Subsidiaries is a party or that is otherwise binding on the Company, any of its Subsidiaries or any of the assets or property of the Company or any of its Subsidiaries (each such listed Material Contract or Material Contract otherwise required to be listed, or any Material Contract that would be required to be listed if entered into from and after the date hereof and prior to the Effective Time, a “Company Material Contract”).

(b) Except as set forth on Section 3.13(b) of the Company Schedule, each Company Material Contract, other than any Company Material Contract that by its terms has expired or been terminated since the date hereof, is valid and binding on the Company (and/or each Subsidiary of the Company party thereto) and, to the Knowledge of the Company, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Except as set forth on Section 3.13(b) of the Company Schedule, neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any Company Material Contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.13(c) of the Company Schedule, the Company has made available to Parent true, accurate and complete copies of all Company Material Contracts.

3.14 Government Contracts.

(a) Except as set forth on Section 3.14(a) of the Company Schedule, with respect to each Government Contract of the Company: (i) each of the Company and its Subsidiaries has complied in all material respects with all material terms and conditions and all Applicable Laws; (ii) no written notice has been received by either the Company or any of its Subsidiaries (and, to the Knowledge of the Company, none has been threatened) alleging that the Company, any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, is in material breach or violation of any Applicable Law or contractual requirement thereunder; and (iii) no written notice of termination has been received by the Company or any of its Subsidiaries thereunder.

(b) Except as set forth in Section 3.14(b) of the Company Schedule, no Governmental Entity nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any material dispute proceeding against the Company or any of its Subsidiaries relating to any Government Contract of the Company or Government Bid of the Company, nor is the Company or any of its Subsidiaries asserting any material claim or initiating any material dispute proceeding directly or indirectly concerning any such Government Contract or Government Bid.

(c) With respect to each Government Contract of the Company and Government Bid of the Company, except as set forth in Section 3.14(c) of the Company Schedule:

(i) there are no assignments of revenues or anticipated revenues pursuant to the federal Assignment of Claims Act, 31 U.S.C. § 3727;

(ii) all written representations and certifications submitted by the Company or any of its Subsidiaries in order to induce the award of a Government Contract or to induce payments under a Government Contract were current, accurate and complete in all respects as of their respective effective dates;

(iii) material pricing discounts have been properly reported to and credited to the customer;

(iv) the Company and its Subsidiaries have maintained systems of internal controls that are and have been in material compliance with all requirements of such Government Contracts and Applicable Law;

(v) to the Knowledge of the Company, as of the date hereof, the Company and its Subsidiaries fully expect and intend to fully perform all of the obligations under (and the Company and its Subsidiaries have all material Governmental Entity authorizations and all material third-party certifications and approvals required in order to perform) each such Government Contract;

(vi) neither the Company nor any of its Subsidiaries, nor any of their respective partners, principals or officers (nor, to the Knowledge of the Company, any of its or its Subsidiaries’ employees, agents or consultants) have possessed or have accessed confidential or non-public information to which they were not lawfully entitled; and

(vii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each of their respective officers or directors is in compliance with Applicable Laws and other administrative and contractual restrictions associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), in each case, in all respects material to the Company and its Subsidiaries taken as a whole.

(d) Except as set forth in Section 3.14(d) of the Company Schedule, with respect to each Government Contract of the Company and Government Bid of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective corporate directors or officers (i) is or during the past five (5) years has been under investigation, indictment or audit by, any Governmental Entity, nor (ii) has conducted or initiated any investigation or made any disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement or non-compliance, other than, in each of the cases in clause (i) or (ii), for routine audits or non-material disclosures.

(e) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective shareholders, officers or directors, is or within the past three (3) years has been debarred, suspended or deemed non-responsible or otherwise formally excluded from participation in the award of a Government Contract of any Person, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their predecessors, shareholders, officers or directors.

(f) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors or officers, have (i) used any funds of the Company or its Subsidiaries to offer or provide any unlawful contribution, payment, kickback, bribe, gift, gratuity or entertainment, or (ii) to the Knowledge of the Company made any unlawful expenditures relating to political activity. Neither the Company nor any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice of any payment identified in (i) or (ii) above, (hereinafter referred to as an “Unlawful Payment”), and the Company and its Subsidiaries have adequate financial controls to detect and prevent any such Unlawful Payments. The Company and its Subsidiaries have been in compliance in all material respects and have, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other foreign Applicable Laws relating to corrupt practices and similar matters.

(g) Section 3.14(g) of the Company Schedule sets forth as of the date hereof a current, complete and accurate list of all of Government Contracts of the Company that are currently active in performance. Unless listed on Section 3.14(g) of the Company Schedule as being “closed,” each Government Contract of the Company listed on Section 3.14(g) of the Company Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law. No Government Contract of the Company listed on Section 3.14(g) of the Company Schedule was awarded on the basis of any qualification as a small business or other set aside or preferential prime contractor or subcontractor bidding status (collectively, a “Preferred Bidder Status”). The Company has made available to Parent complete and correct copies of those Government Contracts of the Company listed on Section 3.14(g) of the Company Schedule, together with all draft or final audit reports from a Governmental Entity or other customer as received by the Company pertaining to such Government Contracts.

(h) Section 3.14(h) of the Company Schedule sets forth as of the date set forth in such schedule (or if not indicated as of the date hereof) a current, accurate and complete list of each of the Government Bids which the Company or its Subsidiaries have submitted to a Governmental Entity (or a prime contractor) for which no notice of award decision has been received by the Company or its Subsidiaries.

3.15 Real Property.

(a) Section 3.15(a) of the Company Schedule sets forth the address and a general description of all material real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”). With respect to all Company Owned Real Property (other than Distributable Property):

(i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens;

(ii) except as set forth on Section 3.15(a) of the Company Schedule and except for Permitted Liens, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any material portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein.

(b) Section 3.15(b) of the Company Schedule contains a complete and accurate list of the following:

(i) the address of each item of material Leased Real Property used or occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”) pursuant to a Lease (the “Company Leases”), and a true and complete list of all Company Leases. The Company has made available to Parent a true and complete copy of each of the Company Leases and, in the case of any oral Company Lease, a written summary of the terms of such Company Lease; and

(ii) all Contracts or options granted by the Company or any of its Subsidiaries, or contractual obligations on the part of the Company or any of its Subsidiaries, to purchase or acquire any interest in real property material to the Company and its Subsidiaries taken as a whole.

(c) Except as set forth on Section 3.15(c) of the Company Schedule, with respect to each Company Lease, (i) such Lease is valid and binding on the Company (and/or each Subsidiary of the Company party thereto) and, to the Knowledge of the Company, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law; (ii) neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify such Lease; (iii) neither the Company or any of its Subsidiaries owes, or has any obligation to owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such

Lease or any interest therein; and (v) there are no Liens, other than Permitted Liens, on the estate or interest created by such Lease, except in the case of clauses (i) through (v) as would not have a Company Material Adverse Effect.

(d) Except as would not materially interfere with the use or operation thereof, the Company Real Property has received all required approvals of Governmental Entities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Company Real Property) required in connection with the operation thereof. Except as would not materially interfere with the use or operation of any Company Real Property, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property, including leasehold improvements (the “Company Improvements”), are, to the Knowledge of the Company, (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of the Company’s or its Subsidiaries’ business as presently conducted, and (z) in conformity with all Applicable Laws.

(e) Except as set forth on Section 3.15(e) of the Company Schedule, neither the Company nor any of its Subsidiaries has received any written notice that it is in violation of any zoning, use, occupancy or building regulation, ordinance or other Applicable Law or Decree relating to the Company Real Property, and there is no condemnation, expropriation or other proceeding in eminent domain pending, or to the Knowledge of the Company, threatened, affecting the Company Real Property or any portion thereof or interest therein.

3.16 Intellectual Property. Section 3.16 of the Company Schedule contains a complete and accurate list of all of the following that constitutes material Company Intellectual Property (identifying for each, the owner, and, if not exclusively owned by the Company, the license pursuant to which the Company has the right to use such Intellectual Property): (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of Intellectual Property, (iii) all computer software (other than commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000), and (iv) trade or corporate names and material unregistered trademarks and service marks. Except as set forth on Section 3.16 of the Company Schedule or as would not have a Company Material Adverse Effect:

(a) the Company and/or each of its Subsidiaries owns, free and clear of all Liens, other than Permitted Liens, or has a valid and enforceable license to use, all Company Intellectual Property;

(b) the Company Intellectual Property is valid, enforceable and subsisting and no loss of any Company Intellectual Property is reasonably foreseeable;

(c) the Company and each of its Subsidiaries have taken all customary actions necessary to maintain, protect, and enforce the Company Intellectual Property, including the confidentiality of its trade secrets and other confidential information;

(d) the conduct of the business of the Company or any of its Subsidiaries does not infringe, misappropriate or otherwise conflict with, and has not within the last six (6) years infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party, and to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise conflicting with, or has within the last six (6) years infringed, misappropriated or otherwise conflicted with, any of the Company Intellectual Property; and

(e) there are no claims against the Company or any of its Subsidiaries that were either made within the past six (6) years or are presently pending or, to the Company’s Knowledge, threatened, contesting the ownership or use of any of the Company Intellectual Property.

3.17 Insurance. The Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, which are reasonably customary for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect. There is no material claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than for routine matters in the ordinary course of business. Except as set forth on Section 3.17 of the Company Schedule, there is no pending claim that will exceed the policy limits under any such insurance policy. None of the Company or any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insurance plan or program.

3.18 Environmental Matters. Except as set forth on Section 3.18 of the Company Schedule:

(a) Each of the Company, its Subsidiaries and their respective predecessors and Affiliates have at all times complied and are in compliance with all Environmental Laws, except for such noncompliance that would not have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries and their respective predecessors and Affiliates have obtained and at all times complied with, and are in compliance with, all Permits that are required pursuant to Environmental Law for the occupation of their facilities and the operation of their business, except for such noncompliance that would not have a Company Material Adverse Effect.

(c) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or, to the Company’s Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental Law, or any Liability, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities or the conduct of their respective businesses arising under Environmental Law, except for such violations or Liability that would not have a Company Material Adverse Effect.

(d) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any substance, including without limitation any Hazardous Materials, or owned, operated or conducted their business at or upon any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the CERCLA, the Solid Waste Disposal Act or any other Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to any material Liability, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.

(f) The Company has made available to Parent true and correct copies of all environmental audits, reports and assessments, and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the past or current operations, facilities or business of the Company and its Subsidiaries, in each case which are in its possession or under its reasonable control.

3.19 Tax Matters. Except as set forth on Section 3.19 of the Company Schedule:

(a) The Company and each of its Subsidiaries have filed or have caused to be timely filed all material Tax Returns required to be filed by it (the “Company Tax Returns”). All such Company Tax Returns were correct and complete in all material respects.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Company Tax Return) have been paid or adequate reserves therefor have been established on the Most Recent Company Balance Sheet in accordance with GAAP.

(c) The Company and each of its Subsidiaries have timely withheld or collected all material Taxes that they were required to withhold or collect under Applicable Law from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes and have timely paid all such withheld amounts to the appropriate taxing authorities.

(d) Neither the Company nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of the Company, no such audit, judicial proceeding or other examination is contemplated). The Company has made available to Parent correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2003.

(e) Neither the Company nor any of its Subsidiaries has consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or any of its Subsidiaries due for any taxable period.

(f) Neither the Company nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where such Company or Subsidiary does not file Company Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(g) No material Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(i) Neither the Company nor any of its Subsidiaries is a party to any Contract which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code (or any corresponding provision of United States or non-United States federal, state and local Tax law) as a result of the transactions contemplated hereby or by any other Related Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction”, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(k) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) In the past five (5) years, neither the Company nor any of its Subsidiaries has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(m) Since December 31, 2004, each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(n) The Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code (and similar provisions of state and local law) at all times since January 1, 1996, and the Company will be an S corporation up to an including the Closing Date.

(o) Section 3.19(o) of the Company Schedule identifies each Subsidiary of the Company that is a qualified subchapter S subsidiary within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary of the Company so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

3.20 Labor Matters. Except as set forth on Section 3.20 of the Company Schedule, as it relates to the Company and its Subsidiaries: (i) as of the date hereof, there is no collective bargaining agreement or relationship covering employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Knowledge of the Company, threatened, material labor or employment controversies or disputes, including any Legal Proceeding alleging alleged unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unsafe workplace, unlawful wage or immigration practices, or unlawful tax withholding practices; (iii) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or threatened, and no such labor dispute has occurred within the past three (3) years; (iv) the Company and its Subsidiaries are in compliance with all laws affecting labor and employment, except for instances of noncompliance that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (v) with respect to the transactions contemplated by this Agreement, all bargaining obligations with any employee representative have been or prior to Closing will be satisfied; and (vi) within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Laws (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Parent. Except as set forth on Section 3.20 of the Company Schedule, neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any collective bargaining agreement or relationship covering employees of the Company or any of its Subsidiaries, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any such collective bargaining contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Company Material Adverse Effect.

3.21 Employment Matters.

(a) Section 3.21(a) of the Company Schedule sets forth each material Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Applicable Law or to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing), or to enter into or terminate any Company Employee Plan.

(b) The Company has made available to Parent (i) correct and complete copies of each Company Employee Plan and each summary plan description and summary of material modifications thereto; (ii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; and (iv) each trust, insurance policy or other funding mechanism which implements each Company Employee Plan.

(c) The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established, maintained, funded and operated in accordance with its terms, the terms of any applicable collective bargaining agreement and in compliance with all Applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, and to the Knowledge of the Company, nothing has occurred since the date of the last such determination as to each Company Employee Plan which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. There are no Legal Proceedings pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries investigations or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL or other Governmental Entity with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made with respect to each Company Employee Plan have been timely and completely made.

(d) Except as set forth on Section 3.21(d) of the Company Schedule, none of the Company, any of its Subsidiaries or ERISA Affiliates now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan. None of the Company, any of its Subsidiaries or ERISA Affiliates has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. Except as set forth on Section 3.21(d) of the Company Schedule, no Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates (i) has incurred any Liability on account of a “partial withdrawal” or “complete withdrawal” from any Multiemployer Plan (as described in Sections 4205 and 4203 of the Code, respectively), no such Liability has been asserted, and there are no events or circumstances which have occurred which could result in any such partial or complete withdrawal; or (ii) is bound by any contract or agreement or has any obligation or Liability under Section 4204 of ERISA.

(f) The execution and delivery by the Company of this Agreement and any other Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(g) No Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law.

(h) All contributions and premium payments required to be made to or with respect to each Company Employee Plan prior to the Effective Time have been timely made in accordance with each such Company Employee Plan and Applicable Law and all contributions and premium payments not yet due to or with respect to each Company Employee Plan have been made or properly accrued. There have been no Prohibited Transactions with respect to any Company Employee Plan which could result in a material liability to the Company. The Company, its Subsidiaries and any ERISA Affiliates have complied with the requirements of COBRA in all material respects.

3.22 Interested Party Transactions.

(a) Except as set forth on Section 3.22(a) of the Company Schedule, to the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person that furnishes or sells, or has furnished or sold during or since January 1, 2007, services or products that the Company or any of its Subsidiaries, furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; or (iii) a beneficial interest in any material Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 3.22.

(b) Except as set forth on Section 3.22(b) of the Company Schedule, there are no material receivables of the Company or any of its Subsidiaries owing by any officer or director of the Company or any of its Subsidiaries (or any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). Except with respect to the personal guarantees by the Shareholder Representative set forth in Section 3.22(b) of the Company Schedule, none of the Shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.

3.23 Certain Payments; Suitability.

(a) None of Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective corporate officers or directors, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, bribe, rebate, influence payment, payoff, kickback, gift or other form of economic benefit, whether in money, property, or services (a “Payment”), to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was in violation of Applicable Law, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or records.

(b) None of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective corporate officers or directors, acting alone or together: (i) has ever been indicted for or convicted of any felony or any crime involving fraud or misrepresentation; (ii) is subject to any outstanding Decree barring, suspending or otherwise limiting the right of the Company or any of its Subsidiaries or such Person to engage in any activity conducted as part of the business of the Company or any of its Subsidiaries as currently conducted; or (iii) to the Company’s Knowledge, has ever been denied any Permit affecting the Company’s or any of its Subsidiary’s or such Person’s ability to conduct any activity conducted as part of the business of the Company or any of its Subsidiaries.

3.24 Indemnification. Other than pursuant to its articles of incorporation or bylaws or other comparable organizational documents, neither the Company nor any of its Subsidiaries is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with the Company, any Subsidiary of the Company or any other enterprise at the request of the Company or any of its Subsidiaries.

3.25 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together or acting by written consent as a class, for the approval of this Agreement, is the only vote or action of the holders of any class or series of the Equity Interests of the Company necessary to adopt or approve this Agreement and the transactions contemplated hereby, which shall be satisfied in full by the delivery of the Company Shareholder Written Consent.

3.26 Certain Approvals; Takeover Laws. The Company, including the board of directors of the Company, has taken all action required to be taken by it in order to exempt this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the other Related Agreements are exempt from, the requirements of all applicable “moratorium”, “control share”, “fair price” and other anti-takeover Applicable Laws (each a “Takeover Law”).

3.27 Brokers’ and Finders’ Fees. Except as set forth on Section 3.27 of the Company Schedule, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, agent’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger or any other transactions contemplated by this Agreement or any other Related Agreement (including for these purposes any inquiry of any sale of any Equity Interests of the Company considered in lieu thereof) based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of the Shareholders.

3.28 Ownership of Parent Equity Interests. Neither the Company nor any of its Affiliates beneficially owns any Equity Interests of Parent (for avoidance of doubt, other than the Shareholders’ right to acquire Parent Shares pursuant to the transactions contemplated hereby and the other Related Agreements), other than, in the case of the Shareholder Representative, the beneficial ownership of any Equity Interests of Parent as a result of his employment by Parent as of the date hereof. Neither the Company nor any of its Affiliates is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested shareholder” of Parent as those terms are defined in any applicable Takeover Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

4.1 Ownership of Subject Shares. Except as set forth on Section 4.1 of the Company Schedule, Shareholder has good and marketable title to the Equity Interests of the Company corresponding to Shareholder on Exhibit A hereto (with respect to any such Shareholder, the “Subject Shares”) free and clear of any and all Liens. Except for the Subject Shares, Shareholder does not own or have any interest in any other Equity Interests of the Company or any of its Subsidiaries.

4.2 Authority. Except as set forth on Section 4.2 of the Company Schedule, Shareholder has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Shareholder of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Shareholder (and for any Shareholder that is not a natural person, no additional corporate or trust proceedings on the part of Shareholder are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby). This Agreement and the other Related Agreements to which Shareholder is a party has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by the Company, Parent and Merger Sub and any other counterparty thereto, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 No Conflict. Except as set forth on Section 4.3 of the Company Schedule, none of the execution, delivery or performance by Shareholder of this Agreement or any other Related Agreements to which it is or is to be a party, the consummation by Shareholder of the transactions contemplated hereby or thereby, or the compliance by Shareholder with any of the provisions hereof or thereof: (i) for any Shareholder that is not a natural person, violate or conflict with any provision of its certificate of incorporation or bylaws or other comparable organizational documents; (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound; (iii) violate or conflict with any Applicable Law or Decree applicable to Shareholder or by which its properties or assets are bound; or (iv) result in the creation of any Lien upon any of the properties or assets of Shareholder.

4.4 Investment. Shareholder is not acquiring any Parent Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Shareholder has been advised that the Parent Shares it will obtain as a result of the transactions contemplated hereby have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

4.5 S Corporation Status. Shareholder is an eligible S corporation shareholder under Section 1361(b)(1)(B), Section 1361(c)(2) or Section 1361(c)(6) of the Code.

4.6 Accredited Investor. Shareholder is an accredited investor as defined in Regulation D under the Securities Act, is experienced in evaluating companies such as Parent, is able to independently evaluate the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

4.7 Ownership of Parent Equity Interests. Except as set forth on Section 4.7 of the Company Schedule, neither Shareholder nor any of its Affiliates beneficially owns any Equity Interests of Parent (for avoidance of doubt, other than the right to acquire Parent Shares pursuant to the transactions contemplated hereby and the other Related Agreements), other than, in the case of the Shareholder Representative, the beneficial ownership of any Equity Interests of Parent as a result of his employment by Parent as of the date hereof. Neither Shareholder nor any of its Affiliates is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested shareholder” of Parent as those terms are defined in any applicable Takeover Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and the Shareholders as of the date hereof as follows, it being understood that such representations and warranties are made subject to any exception thereto reasonably apparent in any disclosure set forth in any Parent SEC Reports filed by Parent with, or furnished by Parent to, the SEC at any time on or prior to the date hereof:

5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has all requisite corporate or limited liability power and authority to own, lease and operate its properties and to carry on its business. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has made available to the Company a true and correct copy of its articles of organization and bylaws or other comparable organizational documents, each as amended to date and in full force and effect on the date hereof.

5.2 Subsidiaries.

(a) Section 5.2(a) of the Parent Schedule sets forth a true and complete list of each Subsidiary of Parent, together with (i) the jurisdiction of formation of each such Subsidiary, (ii) the percentage of the outstanding Equity Interests of such Subsidiary owned by Parent or any of its other Subsidiaries, and (iii) if applicable, each other holder of Equity Interests of such Subsidiary. Neither Parent nor any of its Subsidiaries owns any Equity Interest in any Person other than the Subsidiaries set forth in Section 5.2(a) of the Parent Schedule. All Equity Interests of each Subsidiary of Parent owned by Parent or any of its other Subsidiaries are owned free and clear of all Liens other than Permitted Liens.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing (to the extent applicable) under the Applicable Laws of its jurisdiction of formation. Each Subsidiary of Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a true and correct copy of the certificate of incorporation and bylaws or other comparable organizational documents of each Subsidiary of Parent, each as amended to date and in full force and effect on the date hereof.

(c) All of the outstanding share capital of each of Parent’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.

(d) There are no Subsidiaries of Merger Sub.

5.3 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and subject, in the case of the consummation of the Share Issuance and the Charter Amendment, to the receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Share Issuance and the Charter Amendment, obtaining the Parent Shareholder Approval. Without limiting the generality of the foregoing, (a) the Parent Board, acting upon the recommendation of the Special Committee, has duly and validly adopted resolutions (i) determining that this Agreement and the other Related Agreements to which it is or is to be a party and the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and the Parent Shareholders; (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby; and (iii) recommending that the Parent Shareholders approve the Share Issuance and the Charter Amendment at the Parent Shareholders Meeting, which resolutions have not been subsequently rescinded, modified or withdrawn in any way; and (b) the sole member of Merger Sub has duly and validly adopted resolutions and, simultaneously with the execution and delivery of this Agreement has executed and delivered (or immediately thereafter will execute and deliver), its written consent (i) determining that this Agreement and the other Related Agreements to which Merger Sub is or is to be a party and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Merger Sub and its members; and (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement and the other Related Agreements to which Parent or Merger Sub is or is to be a party have been duly executed and delivered by each of Parent and Merger Sub, as appropriate, and, assuming the due authorization, execution and delivery by the Company and the Shareholders and any other counterparty thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as appropriate, enforceable against Parent and Merger Sub, as appropriate, in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

5.4 No Conflict. None of the execution, delivery or performance by Parent or Merger Sub of this Agreement or any other Related Agreements to which it is or is to be a party, the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof do or will: (i) violate or conflict with any provision of its certificate of incorporation or bylaws or other comparable organizational documents; (ii) violate or conflict with any provision of the certificate of incorporation or bylaws or other comparable organizational documents of any of Parent’s Subsidiaries (other than Merger Sub); (iii) except as set forth in Section 5.4 of the Parent Schedule and subject to obtaining the Consents set forth in Section 5.5 of the Parent Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets may be bound; (iv) assuming compliance with the matters referred to in Section 5.5 of the Parent Schedule and, in the case of the consummation of the Share Issuance and the Charter Amendment, subject to obtaining the Parent Shareholder Approval, and the other approvals referenced in Section 5.3, as applicable, violate or conflict with any Applicable Law or Decree applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound; or (v) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Parent Material Adverse Effect.

5.5 Governmental Consents. Except as set forth in Section 5.5 of the Parent Schedule, no Consent of any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or any other Related Agreement to which it is or is to be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except (a) the filing and recordation of the Certificate of Merger with the California Secretary of State, the filing and recordation of the Articles of Amendment with the Massachusetts Secretary of State and such filings with Governmental Entities to satisfy the Applicable Laws of states in which Parent and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (c) compliance with any applicable requirements of the Antitrust Laws; (d) such filings and approvals as may be required by the rules and regulations of the SEC and the NYSE; and (e) such other Consents, the failure of which to obtain would not have a Parent Material Adverse Effect.

5.6 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of Parent (the “Parent Preferred Stock”). As of March 20, 2008: (A) 27,147,000 shares of Parent Common Stock were issued and outstanding, and (B) no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since March 20, 2008, Parent has not issued any shares of Parent Capital Stock other than (i) pursuant to the exercise of options to purchase Parent Common Stock or the vesting of Parent RSUs outstanding as of March 20, 2008 or issued since that date in the ordinary course of business, (ii) pursuant to agreements existing as of the date hereof set forth in the Parent Schedule, or (iii) in the ordinary course of business in accordance with Section 6.2.

(b) As of March 20, 2008, Parent had reserved 2,509,506 shares of Parent Common Stock for issuance under the Parent Equity Plans. As of March 20, 2008, (i) 36,500 shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Options (whether or not vested), and (ii) 925,001 shares of Parent Common Stock were issuable upon vesting of outstanding restricted stock units to acquire Parent Common Stock (“Parent RSUs”), and, since such date, Parent has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Options or Parent RSUs, other than as permitted by Section 6.2.

(c) All of the outstanding Equity Interests of Parent have been issued in compliance in all material respects with Applicable Law and the articles of organization and bylaws of Parent.

(d) Except as set forth on Section 5.6 of the Parent Schedule, neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Equity Interests of Parent or any other shareholders agreement or other similar agreement restricting the election or appointment of directors of the Company.

5.7 SEC Reports; Financial Statements.

(a) Parent has timely filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it since January 1, 2005 under the Securities Act or the Exchange Act (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by Parent with the SEC during such period, whether or not required to be so filed or furnished, the “Parent SEC Reports”). Each Parent SEC Report complied as of its filing date in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(b) The Parent SEC Reports contain the audited consolidated balance sheets and the related audited consolidated income statements, changes in shareholders’ equity and cash flow of Parent and its Subsidiaries as of and for the fiscal years ended December 31, 2005, 2006 and 2007 and the opinion of Deloitte & Touche LLP, Parent’s independent auditor, thereon (the most recent audited balance sheet set forth therein “Most Recent Parent Audited Balance Sheet” and the date as of, the “Most Recent Parent Fiscal Year End”; the financial statements referred to in this Section 5.7(b), the “Parent Financial Statements”).

(c) The Parent Financial Statements (i) were prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the rules of the SEC for a Quarterly Report on Form 10-Q) and (ii) fairly present in accordance with GAAP (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Parent) the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) Except as set forth on Section 5.7(d) of the Parent Schedule, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Section 5.7(d) of the Parent Schedule, since December 31, 2007, Parent’s outside auditors and the audit committee of the board of directors of Parent have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.8 No Undisclosed Liabilities. Neither Parent nor any of Parent’s Subsidiaries has any Liability that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of Parent and its Subsidiaries except for (a) Liabilities reflected or reserved against in the Most Recent Parent Audited Balance Sheet; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Parent Fiscal Year End; (c) Liabilities that arose under, or were incurred in connection with the transactions contemplated by, this Agreement; or (d) Liabilities that would not have a Parent Material Adverse Effect. Except as set forth on Section 5.8 of the Parent Schedule, neither Parent nor any of its Subsidiaries is a party or subject to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

5.9 Absence of Certain Changes.

(a) Since the Most Recent Parent Fiscal Year End, except for actions expressly contemplated by this Agreement or any other Related Agreement, expressly consented to in writing by the Company from and after the date hereof or set forth on Section 5.9 of the Parent Schedule, (i) the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.9(a), Parent and its Subsidiaries have not since the Most Recent Parent Fiscal Year End and prior to the date of this Agreement taken any action, or failed to take any action, which if taken from and after the date hereof would be restricted by Section 6.2.

5.10 Compliance with Laws and Permits.

(a) Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, Parent and each of its Subsidiaries is and during the last three (3) years has been in compliance with all Applicable Laws and Decrees, except for such noncompliance that would not have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received any written, or the Knowledge of Parent, oral, notice (i) of any non-routine administrative, civil or criminal investigation or audit (other than Tax audits, which are address in Section 5.19) by any Governmental Entity relating to Parent or any of its Subsidiaries or (ii) from any Governmental Entity alleging that Parent or any of its Subsidiaries is not or has not been in compliance with any Applicable Law or Decree, that, if adversely determined (as to both subsections (i) and (ii) above), would have a material adverse effect on Parent.

(b) Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, Parent and each of its Subsidiaries has and during the last three (3) years has had in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened in writing, except for such lack of Permits, noncompliance, suspensions or cancellations that would not have a Parent Material Adverse Effect. Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, there are no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Permits, except for such defaults, violations, terminations, amendments or cancellations that would not have a Parent Material Adverse Effect.

5.11 Litigation. Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, and except as set forth in Section 5.11 of the Parent Schedule, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, (a) against Parent, any of its Subsidiaries or any of their respective properties that (i) involves an amount in controversy in excess of $1,000,000, or (ii) seeks to impose any material legal restraint on or prohibition against or limit the Surviving Entity’s or any of its Affiliates’ ability to operate the business of Parent and its Subsidiaries (including the Company and its Subsidiaries from and after the Effective Time) substantially as it was operated immediately prior to the date of this Agreement; (b) against any current director or officer of Parent or any of its Subsidiaries (in their respective capacities as such) or, to the Knowledge of Parent, any former director or officer of Parent or any of its Subsidiaries (in their respective capacities as such); or (c) against Parent or any of its Subsidiaries or any of their respective properties that challenges, or that has the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Decree that materially impairs Parent’s or such Subsidiary’s ability to operate in the same manner it operates on the date hereof. Section 5.11 of the Parent Schedule sets forth, for each Legal Proceeding listed thereon, a brief description and the status thereof.

5.12 Assets. Parent and its Subsidiaries have (i) good and valid title to all of the assets and properties (whether real, personal or mixed, or tangible or intangible) material to the operation of their business, taken as a whole (including all assets and properties recorded on the Most Recent Parent Audited Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Most Recent Parent Fiscal Year End), free and clear of any Liens, other than Permitted Liens, and (ii) valid leasehold interests in, or any other valid rights under Contract to use, all of the assets and properties which Parent or any of its Subsidiaries lease or otherwise use, except where the failure to have such title or interest would not have a Parent Material Adverse Effect.

5.13 Material Contracts.

(a) Section 5.13 of the Parent Schedule lists, as of the date hereof, all of the Material Contracts to which Parent or any of its Subsidiaries is a party or that is otherwise binding on Parent, any of its Subsidiaries or any of the assets or property of Parent or any of its Subsidiaries (each such listed Material Contract or Material Contract otherwise required to be listed, or any Material Contract that would be required to be listed if entered into from and after the date hereof and prior to the Effective Time, a “Parent Material Contract”).

(b) Each Parent Material Contract, other than any Parent Material Contract that by its terms has expired or been terminated since the date hereof, is valid and binding on Parent (and/or each Subsidiary of Parent party thereto) and, to the Knowledge of Parent, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any Parent Material Contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Parent Material Adverse Effect.

(c) Parent has made available to the Company true, accurate and complete copies of all Parent Material Contracts.

5.14 Government Contracts.

(a) Except as set forth on Section 5.14(a) of the Parent Schedule, with respect to each Government Contract of Parent: (i) each of Parent and its Subsidiaries has complied in all material respects with all material terms and conditions and all Applicable Laws; (ii) no written notice has been received by either Parent or any of its Subsidiaries (and, to the Knowledge of Parent, none has been threatened) alleging that the Parent, any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, is in material breach or violation of any Applicable Law or contractual requirement thereunder; and (iii) no written notice of termination has been received by Parent or any of its Subsidiaries thereunder.

(b) Except as set forth in Section 5.14(b) of the Parent Schedule, no Governmental Entity nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any material dispute proceeding against Parent or any of its Subsidiaries relating to any Government Contract of Parent or Government Bid of Parent, nor is Parent or any of its Subsidiaries asserting any material claim or initiating any material dispute proceeding directly or indirectly concerning any such Government Contract or Government Bid.

(c) With respect to each Government Contract of Parent and Government Bid of Parent, except as set forth in Section 5.14(c) of the Parent Schedule:

(i) there are no assignments of revenues or anticipated revenues pursuant to the federal Assignment of Claims Act, 31 U.S.C. § 3727;

(ii) all written representations and certifications submitted by Parent or any of its Subsidiaries in order to induce the award of a Government Contract or to induce payments under a Government Contract were current, accurate and complete in all respects as of their respective effective dates;

(iii) to the Knowledge of Parent, all material pricing discounts have been properly reported to and credited to the customer;

(iv) Parent and its Subsidiaries have maintained systems of internal controls that are and have been in material compliance with all requirements of such Government Contracts and Applicable Law;

(v) to the Knowledge of Parent, as of the date hereof, Parent and its Subsidiaries fully expect and intend to fully perform all of the obligations under (and Parent and its Subsidiaries have all material Governmental Entity authorizations and all material third-party certifications and approvals required in order to perform) each such Government Contract;

(vi) neither Parent nor any of its Subsidiaries, nor any of their respective partners, principals or officers (nor, to the Knowledge of Parent, any of its or its Subsidiaries’ employees, agents or consultants) have possessed or have accessed confidential or non-public information to which they were not lawfully entitled; and

(vii) Parent and each of its Subsidiaries and, to the Knowledge of Parent, each of their respective officers or directors is in compliance with Applicable Laws and other administrative and contractual restrictions associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), in each case, in all respects material to Parent and its Subsidiaries taken as a whole.

(d) Except as set forth in Section 5.14(d) of the Parent Schedule, with respect to each Government Contract of Parent and Government Bid of Parent, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective corporate directors or officers (i) is or during the past five (5) years has been under investigation, indictment or audit by, any Governmental Entity, nor (ii) has conducted or initiated any investigation or made any disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement or non-compliance, other than, in each of the cases in clause (i) or (ii), for routine audits or non-material disclosures.

(e) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective shareholders, officers or directors, is or within the past three (3) years has been debarred, suspended or deemed non-responsible or otherwise formally excluded from participation in the award of a Government Contract of any Person, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their predecessors, shareholders, officers or directors.

(f) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers or directors, have (i) used any funds of Parent or its Subsidiaries to offer or provide any unlawful contribution, payment, kickback, bribe, gift, gratuity or entertainment, or (ii) to the Knowledge of Parent made any unlawful expenditures relating to political activity. Neither Parent nor any of its Subsidiaries has received written (or, to the Knowledge of Parent, oral) notice of any Unlawful Payment, and Parent and its Subsidiaries have adequate financial controls to detect and prevent any such Unlawful Payments. Parent and its Subsidiaries have been in compliance in all material respects and have, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other foreign Applicable Laws relating to corrupt practices and similar matters.

(g) Section 5.14(g) of the Parent Schedule sets forth as of the date hereof a current, complete and accurate list of all of Government Contracts of Parent that are currently active in performance. Unless listed on Section 5.14(g) of the Parent Schedule as being “closed,” each Government Contract of Parent listed on Section 5.14(g) of the Parent Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law. No Government Contract of Parent listed on Section 5.14(g) of the Parent Schedule was awarded on the basis of a Preferred Bidder Status. Parent has made available to Parent complete and correct copies of those Government Contracts of Parent listed on Section 5.14(g) of the Parent Schedule, together with all draft or final audit reports from a Governmental Entity or other customer as received by Parent pertaining to such Government Contracts.

(h) Section 5.14(h) of the Parent Schedule sets forth as of the date set forth in such schedule (or if not indicated as of the date hereof) a current, accurate and complete list of each of the Government Bids which Parent or its Subsidiaries have submitted to a Governmental Entity (or a prime contractor) for which no notice of award decision has been received by Parent or its Subsidiaries.

5.15 Real Property.

(a) Section 5.15(a) of the Parent Schedule sets forth the address and a general description of all material real property owned by Parent or any of its Subsidiaries as of the date of this Agreement (the “Parent Owned Real Property”). With respect to all Parent Owned Real Property:

(i) Parent or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens;

(ii) except as set forth on Section 5.15(a) of the Parent Schedule and except for Permitted Liens, neither Parent nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Parent Owned Real Property or any material portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein.

(b) Section 5.15(b) of the Parent Schedule contains a complete and accurate list of the following:

(i) the address of each item of material Leased Real Property used or occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property” and together with the Parent Owned Real Property, the “Parent Real Property”) pursuant to a Lease (the “Parent Leases”), and a true and complete list of all Parent Leases. Parent has made available to the Company a true and complete copy of each of the Parent Leases and, in the case of any oral Parent Lease, a written summary of the terms of such Parent Lease;

(ii) all Contracts or options granted by Parent or any of its Subsidiaries, or contractual obligations on the part of Parent or any of its Subsidiaries, to purchase or acquire any interest in real property material to Parent and its Subsidiaries taken as a whole.

(c) Except as set forth on Section 5.15(c) of the Parent Schedule, with respect to each Parent Lease, (i) such Lease is valid and binding on Parent (and/or each Subsidiary of Parent party thereto) and, to the Knowledge of Parent, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganizations, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law; (ii) neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify such Lease; (iii) neither Parent or any of its Subsidiaries owes, or has any obligation to owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) neither Parent nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens, other than Permitted Liens, on the estate or interest created by such Lease, except in the case of clauses (i) through (v) as would not have a Parent Material Adverse Effect.

(d) Except as would not materially interfere with the use or operation thereof, the Parent Real Property has received all required approvals of Governmental Entities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Parent Real Property) required in connection with the operation thereof. Except as would not materially interfere with the use or operation of any Parent Real Property, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Parent Real Property, including leasehold improvements (the “Parent Improvements”), are, to the Knowledge of Parent, (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of Parent’s or its Subsidiaries’ business as presently conducted, and (z) in conformity with all Applicable Laws.

(e) Except as set forth on Section 5.15(e) of the Parent Schedule, neither Parent nor any of its Subsidiaries has received any written notice that it is in violation of any zoning, use, occupancy or building regulation, ordinance or other Applicable Law or Decree relating to the Parent Real Property, and there is no condemnation, expropriation or other proceeding in eminent domain pending, or to the Knowledge of the Company, threatened, affecting the Parent Real Property or any portion thereof or interest therein.

5.16 Intellectual Property. Section 5.16 of the Parent Schedule contains a complete and accurate list of all of the following that constitutes material Parent Intellectual Property (identifying for each, the owner, and, if not exclusively owned by Parent, the license pursuant to which Parent has the right to use such Intellectual Property): (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of Intellectual Property, (iii) all computer software (other than commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000), and (iv) trade or corporate names and material unregistered trademarks and service marks. Except as would not have a Parent Material Adverse Effect:

(a) Parent and/or each of its Subsidiaries owns, free and clear of all Liens, other than Permitted Liens, or has a valid and enforceable license to use, all Parent Intellectual Property;

(b) the Parent Intellectual Property is valid, enforceable and subsisting and no loss of any Parent Intellectual Property is reasonably foreseeable;

(c) Parent and each of its Subsidiaries have taken all customary actions necessary to maintain, protect, and enforce the Parent Intellectual Property, including the confidentiality of its trade secrets and other confidential information;

(d) the conduct of the business of Parent or any of its Subsidiaries does not infringe, misappropriate or otherwise conflict with, and has not within the last six (6) years infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party, and to the Knowledge of Parent, no third party is infringing, misappropriating or otherwise conflicting with, or has within the last six (6) years infringed, misappropriated or otherwise conflicted with, any of the Parent Intellectual Property; and

(e) there are no claims against Parent or any of its Subsidiaries that were either made within the past six (6) years or are presently pending or, to Parent’s Knowledge, threatened, contesting the ownership or use of any of the Parent Intellectual Property.

5.17 Insurance. Parent and its Subsidiaries have all policies of insurance covering Parent, its Subsidiaries or any of their respective employees, properties or assets, which are reasonably customary for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have a Parent Material Adverse Effect. There is no material claim by Parent or any of its Subsidiaries or any Affiliate thereof pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies other than for routine matters in the ordinary course of business. There is no pending claim that will exceed the policy limits under any such insurance policy. None of Parent or any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insurance plan or program.

5.18 Environmental Matters.

(a) Each of Parent, its Subsidiaries and their respective predecessors and Affiliates have at all times complied and are in compliance with all Environmental Laws, except for such noncompliance that would not have a Parent Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each of Parent, its Subsidiaries and their respective predecessors and Affiliates have obtained and at all times complied with, and are in compliance with, all Permits that are required pursuant to Environmental Law for the occupation of their facilities and the operation of their business, except for such noncompliance that would not have a Parent Material Adverse Effect.

(c) Neither Parent, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or, to Parent’s Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental Law, or any Liability, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities or the conduct of their respective businesses arising under Environmental Law, except for such violations or Liability that would not have a Parent Material Adverse Effect.

(d) Neither Parent, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any substance, including without limitation any Hazardous Materials, or owned, operated conducted their business at or upon any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the CERCLA, the Solid Waste Disposal Act or any other Environmental Law.

(e) Neither Parent nor any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to any material Liability, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.

(f) Parent has made available to the Company true and correct copies of all environmental audits, reports and assessments, and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the past or current operations, facilities or business of Parent and its Subsidiaries, in each case which are in its possession or under its reasonable control.

5.19 Tax Matters. Except as set forth on Section 5.19 of the Parent Schedule:

(a) Parent and each of its Subsidiaries have filed or have caused to be filed all material Tax Returns required to be filed by it (the “Parent Tax Returns”). All such Parent Tax Returns were correct and complete in all material respects.

(b) All material Taxes due and owing by Parent and each of its Subsidiaries (whether or not shown on any Parent Tax Return) have been paid or adequate reserves therefor have been established on the Most Recent Parent Audited Balance Sheet in accordance with GAAP.

(c) Parent and each of its Subsidiaries have timely withheld or collected all material Taxes that they were required to withhold or collect under Applicable Law from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes and have timely paid all such withheld amounts to the appropriate taxing authorities.

(d) Neither Parent nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Parent, no such audit, judicial proceeding or other examination is contemplated). Parent has made available to the Company correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries filed or received since December 31, 2003.

(e) Neither Parent nor any of its Subsidiaries has consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent or any of its Subsidiaries due for any taxable period.

(f) Neither Parent nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where such Parent or Subsidiary does not file Parent Tax Returns that such Parent or Subsidiary is or may be subject to taxation by that jurisdiction.

(g) No material Liens for Taxes exist with respect to any of the assets or properties of Parent or any of its Subsidiaries, except for Permitted Liens.

(h) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(i) Neither Parent nor any of its Subsidiaries is a party to any Contract which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by Parent or any of its Subsidiaries by reason of Section 280G of the Code (or any corresponding provision of United States or non-United States federal, state and local Tax law) as a result of the transactions contemplated hereby or by any other Related Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction”, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(k) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) In the past five (5) years, neither Parent nor any of its Subsidiaries has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(m) Since December 31, 2004, each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

5.20 Labor Matters. Except as set forth on Section 5.20 of the Parent Schedule, as it relates to Parent and its Subsidiaries: (i) as of the date hereof, there is no collective bargaining agreement or relationship covering employees of Parent or any of its Subsidiaries; (ii) there are no pending or, to the Knowledge of Parent, threatened, material labor or employment controversies or disputes, including any Legal Proceeding alleging alleged unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unsafe workplace, unlawful wage or immigration practices, or unlawful tax withholding practices; (iii) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or threatened, and no such labor dispute has occurred within the past three (3) years; (iv) Parent and its Subsidiaries are in compliance with all laws affecting labor and employment, except for instances of noncompliance that would not, individually or in the aggregate, result in a Parent Material Adverse Effect; (v) with respect to the transactions contemplated by this Agreement, all bargaining obligations with any employee representative have been or prior to Closing will be satisfied; and (vi) within the past three (3) years, neither Parent nor any of its Subsidiaries has implemented any employee layoffs in violation of the WARN Act, and no such action will be implemented without advance notification to the Company. Neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any collective bargaining agreement or relationship covering employees of Parent or any of its Subsidiaries, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any such collective bargaining contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Parent Material Adverse Effect.

5.21 Employment Matters.

(a) Section 5.21(a) of the Parent Schedule sets forth each material Parent Employee Plan. Neither Parent nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan (except to the extent required by Applicable Law or to conform any such Parent Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to the Company in writing), or to enter into or terminate any Parent Employee Plan.

(b) Parent has made available to the Company (i) correct and complete copies of each Parent Employee Plan and each summary plan description and summary material modification thereto; (ii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iii) if any Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; and (iv) each trust, insurance policy or other funding mechanism which implements each Parent Employee Plan.

(c) Parent and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan and each Parent Employee Plan has been established, maintained, funded and operated in accordance with its terms, the terms of any applicable collective bargaining agreements and in compliance with all Applicable Law, including ERISA and the Code. Each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Parent Employee Plan as to its qualified status under the Code, and to the Knowledge of the Company, nothing has occurred since the date of the last such determination as to each Parent Employee Plan which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. There are no Legal Proceedings pending, or, to the Knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or fiduciary thereto or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, any of its Subsidiaries, the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries investigations or proceedings pending or, to the Knowledge of Parent, threatened by the IRS, DOL or other Governmental Entity with respect to any Parent Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made with respect to each Parent Employee Plan have been timely made.

(d) None of Parent, any of its Subsidiaries or ERISA Affiliates now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code, other than Multiemployer Plans. None of Parent, any of its Subsidiaries or ERISA Affiliates has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. Except as set forth on Section 5.21(d) of the Parent Schedule, no Parent Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) None of the Parent, any of its Subsidiaries or any of its ERISA Affiliates (i) has incurred any Liability on account of a “partial withdrawal” or “complete withdrawal” from any Multiemployer Plan (as described in Sections 4205 and 4203 of the Code, respectively), no such Liability has been asserted, and there are no events or circumstances which have occurred which could result in any such partial or complete withdrawal; or (ii) is bound by any contract or agreement or has any obligation or Liability under Section 4204 of ERISA .

(f) All contributions and premium payments required to be made to or with respect to each Parent Employee Plan prior to the Effective Time have been timely made in accordance with each such Parent Employee Plan and Applicable Law and all contributions and premium payments not yet due to or with respect to each Parent Employee Plan have been made or properly accrued. There have been no Prohibited Transactions with respect to any Parent Employee Plan which could result in a material liability to the Parent. The Parent, its Subsidiaries and any ERISA Affiliates have complied with the requirements of COBRA in all material respects.

(g) No Parent Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law.

(h) The execution and delivery by Parent of this Agreement and any other Related Agreement to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Parent Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

5.22 Interested Party Transactions.

(a) Except as set forth on Section 5.22 of the Parent Schedule, to the Knowledge of Parent, no officer or director of Parent or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person that furnishes or sells, or has furnished or sold during or since January 1, 2007, services or products that Parent or any of its Subsidiaries, furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, Parent or any of its Subsidiaries, any goods or services; or (iii) a beneficial interest in any material Contract to which Parent or any of its Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 5.22.

(b) Except as set forth on Section 5.22 of the Parent Schedule, there are no material receivables of Parent or any of its Subsidiaries owing by any officer or director of Parent or any of its Subsidiaries (or any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with Parent’s established employee reimbursement policies and consistent with past practice).

5.23 Certain Payments; Suitability.

(a) None of Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective corporate officers or directors, acting alone or together, has performed any of the following acts: (i) the making of any Payment, to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was in violation of Applicable Law, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or records.

(b) None of Parent or any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective corporate officers or directors, acting alone or together: (i) has ever been indicted for or convicted of any felony or any crime involving fraud or misrepresentation; (ii) is subject to any outstanding Decree barring, suspending or otherwise limiting the right of Parent or any of its Subsidiaries or such Person to engage in any activity conducted as part of the business of Parent or any of its Subsidiaries as currently conducted; or (iii) to Parent’s Knowledge, has ever been denied any Permit affecting Parent’s or any of its Subsidiary’s or such Person’s ability to conduct any activity conducted as part of the business of Parent or any of its Subsidiaries.

5.24 Indemnification. Other than pursuant to its certificate of incorporation or bylaws or other comparable organizational documents, neither Parent nor any of its Subsidiaries is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with Parent, any Subsidiary of Parent or any other enterprise at the request of Parent or any of its Subsidiaries.

5.25 Required Vote. The (a) affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock, voting together as a class, for the approval of the Charter Amendment, and (b) the affirmative vote of a majority of all shares of Parent Common Stock casting votes (provided that the total votes cast represent over 50% in interest of all Parent Capital Stock entitled to vote) at the Parent Shareholders Meeting, for the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the “Share Issuance”; the affirmative votes contemplated by clause (a) and clause (b) hereof, the “Parent Shareholder Approval”), are the only votes or action of the holders of any class or series of the Equity Interests of Parent necessary to adopt or approve this Agreement and the transactions contemplated hereby.

5.26 Certain Approvals; Takeover Laws. Assuming the truth and accuracy of Section 3.28 and Section 4.7, Parent, including the Parent Board, has taken all action required to be taken by it in order to exempt this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the other Related Agreements are exempt from, the requirements of all applicable Takeover Laws.

5.27 Brokers’ and Finders’ Fees. Except for UBS Securities LLC, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, agent’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger or any other transactions contemplated by this Agreement or any other Related Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.28 Opinion of Financial Advisor. The Special Committee has received the opinion of its financial advisor, UBS Securities LLC, dated the date hereof, to the effect that, as of such date and subject to the matters set forth in the opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

5.29 Merger Sub. Parent owns all of the issued and outstanding equity interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Related Agreements, and Merger Sub has not conducted any business or activity other than in connection with the Merger and the other transactions contemplated by this Agreement and the other Related Agreements. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and the other Related Agreements, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

ARTICLE VI

COVENANTS

6.1 Conduct of the Company and its Subsidiaries.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.1 of the Company Schedule, as required by Applicable Law or to the extent that Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will and will cause its Subsidiaries to use their respective commercially reasonable efforts to, and Shareholders will cause the Company and its Subsidiaries to use their commercially reasonable efforts to, (i) operate, invest in and conduct its business in all material respects in the ordinary course consistent with past practice; (ii) continue, in a manner consistent with the past practice, to (A) keep available the services of its respective officers, (B) pay accounts payable and collect accounts receivable, (C) comply in all material respects with Applicable Law and Permits, (D) maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for comparable companies engaged in its business, (E) maintain and preserve intact its business in all material respects, and (F) maintain in all material respects the ordinary and customary relationships of its business with its suppliers, customers, subcontractors, licensees, licensors, consultants and others having business relationships with the Company and its Subsidiaries; and (iii) prevent a material breach of any representations or warranty of the Company set forth herein.

(b) Without limiting the generality of Section 6.1(a), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.1 of the Company Schedule, as required by Applicable Law or to the extent that Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause its Subsidiaries not to, and Shareholders will cause the Company and its Subsidiaries not to:

(i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any Equity Interests;

(ii) except as contemplated by Section 6.20, split, combine, repurchase or reclassify any Equity Interests, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Interests (other than the payment of any dividend by a wholly-owned Subsidiary), or make any other actual, constructive or deemed distribution in respect of any Equity Interests;

(iii) except as contemplated by Section 6.20, (A) incur, assume or otherwise become liable for any Debt (including by way of guarantee or the issuance and sale of Debt securities or rights to acquire Debt securities) or (B) enter into or modify any Contract with respect to the foregoing (other than consents to the transactions contemplated by this Agreement), other than in each such case in the ordinary course of business consistent with past practices;

(iv) incur or commit to any material capital expenditures outside of the ordinary course of business consistent with past practices (excluding, for the avoidance of doubt, any expenditures in connection with the Company’s performance of services for any third-party);

(v) cancel, compromise, release or assign any material Liability owed to it or any material claims held by it, other than in the ordinary course of business consistent with past practice;

(vi) enter into or accelerate, terminate, modify, renew or cancel any Company Material Contract other than (in the case of a Material Contract of the kind described in clause (i), (ii), (iii), (v), (vii) or (xi) of the definition thereof set forth in Section 10.1) in the ordinary course of business consistent with past practice;

(vii) sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, or grant any option to do any of the foregoing, any of its material properties or assets (other than the sale of assets or grant of such options in the ordinary course of business consistent with past practice); provided, however, that the Company may transfer the Distributable Property prior to the Closing Date provided that it does not incur any material liabilities in connection therewith;

(viii) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the Equity Securities or assets of, or in any other manner, any business or Person (other than acquisitions of assets with a value not greater than $5,000,000 in the aggregate);

(ix) implement any layoffs that could implicate the WARN Act;

(x) wind-up, liquidate or dissolve, adopt a plan of complete or partial wind-up, liquidation or dissolution or resolutions providing for or authorizing such wind-up, liquidation or dissolution;

(xi) enter into, consummate, or adopt resolutions providing for or authorizing, any merger, consolidation, restructuring, recapitalization or other reorganization, other than the transactions contemplated herein;

(xii) amend its certificate of incorporation or bylaws or other comparable organizational documents;

(xiii) modify or amend any right of any holder of outstanding Equity Interests of the Company of any of its Subsidiaries;

(xiv) change its auditor or materially change its methods of accounting in effect as of the date hereof except as required by changes in GAAP or Applicable Law or by a Governmental Entity;

(xv) make, change, or rescind any Tax election, change any accounting period, adopt or change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to any of the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Company or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if, in all cases, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Company or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of the Company or its Subsidiaries existing on the Closing Date by a material amount;

(xvi) take any action or make or revoke any election that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code;

(xvii) (A) settle or compromise any Legal Proceeding on terms which require it or any of its Subsidiaries to pay, incur or assume any Liability in excess of $5,000,000;

(xviii) (A) enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors, officers, employees or consultants, or grant any salary, wage or other increase in compensation or increase any employee benefit (including incentive, profit sharing or bonus payments), other than, in the case of employees or consultants, in the ordinary course of business consistent with past practice; (B) grant any severance or termination pay or benefit to any directors, officers, officers, employees or consultants except pursuant to written agreements or severance policies in effect of the date hereof and disclosed in the applicable Company Schedules, other than, in the case of employees or consultants, other than in the ordinary course of business consistent with past practice not related to the transactions contemplated hereby; or (C) adopt or amend any Company Employee Plan except to the extent required by Applicable Law or to the extent the adoption or amendment of such Company Employment Plan does not materially increase the aggregate cost of the Company’s Employee Plans;

(xix) except as disclosed in the Company Schedule, enter into or modify any transaction or arrangement with, or for the benefit of any of its Affiliates or any of its or their directors, former directors, officers or shareholders; or

(xx) agree in writing or otherwise to take any of the foregoing actions.

6.2 Conduct of Parent and its Subsidiaries.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.2 of the Parent Schedule, as required by Applicable Law or to the extent that the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will and will cause its Subsidiaries to use their respective commercially reasonable efforts to, (i) operate, invest in and conduct its business in all material respects in the ordinary course consistent with past practice; (ii) continue, in a manner consistent with the past practice, to (A) keep available the services of its respective officers, (B) pay accounts payable and collect accounts receivable, (C) comply in all material respects with

Applicable Law and Permits, (D) maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practice or customary for comparable companies engaged in its business, (E) maintain and preserve intact its business in all material respects, and (F) maintain in all material respects the ordinary and customary relationships of its business with its suppliers, customers, subcontractors, licensees, licensors, consultants and others having business relationships with Parent and its Subsidiaries; and (iii) prevent a material breach of any representations or warranty of Parent set forth herein.

(b) Without limiting the generality of Section 6.2(a), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.2 of the Parent Schedule, as required by Applicable Law or to the extent that the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will not, and will cause its Subsidiaries not to:

(i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any Equity Interests other than in the ordinary course consistent with past practice or pursuant to issued and outstanding Equity Interests;

(ii) split, combine, repurchase or reclassify any Equity Interests, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Interests (other than the payment of any dividend by a wholly-owned Subsidiary), or make any other actual, constructive or deemed distribution in respect of any Equity Interests;

(iii) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the Equity Securities or assets of, or in any other manner, any business or Person (other than acquisitions of assets with a value not greater than $5,000,000 in the aggregate);

(iv) wind-up, liquidate or dissolve, adopt a plan of complete or partial wind-up, liquidation or dissolution or resolutions providing for or authorizing such wind-up, liquidation or dissolution;

(v) enter into, consummate, or adopt resolutions providing for or authorizing, any merger, consolidation, restructuring, recapitalization or other reorganization, other than the transactions contemplated herein;

(vi) amend its articles of organization or bylaws or other comparable organizational documents;

(vii) make, change, or rescind any Tax election, change any accounting period, adopt or change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to any of Parent or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of Parent or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if, in all cases, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of Parent or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of Parent or its Subsidiaries existing on the Closing Date by a material amount;

(viii) modify or amend any right of any holder of outstanding Equity Interests of Parent or Merger Sub; or

(ix) agree in writing or otherwise to take any of the foregoing actions.

6.3 No Solicitation by the Company or Shareholders; Shareholder Lock-Up.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, neither the Company nor any Shareholder shall, and the Company and each Shareholder shall use its reasonable best efforts to cause its Representatives not to:

(i) solicit, initiate, knowingly encourage, or knowingly induce the making, submission or announcement of, an Acquisition Proposal with respect to the Company;

(ii) furnish to any Person any non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal with respect to the Company (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from furnishing any non-public information to any actual or potential customer, supplier, distributor, subcontractor, licensor, licensee, partner or other Person with which it has or may have business dealings in the ordinary course of business consistent with past practice (solely in such capacity) or to a Governmental Entity);

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal with respect to the Company (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from making a Person making an Acquisition Proposal with respect to the Company aware of the restrictions of this Section 6.3(a)(iii) in response to the receipt of such an Acquisition Proposal); or

(iv) enter into any agreement, letter of intent or other similar instrument with any Person providing for an Acquisition Transaction with respect to the Company.

(b) Notice of Acquisition Proposal. In addition to the obligations of the Company set forth in Section 6.3(a), the Company and each Shareholder shall promptly, and in all cases within one (1) Business Day of its receipt, advise Parent and the Special Committee orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by the Company or such Shareholder, as appropriate, prior to the Effective Time or termination of this Agreement of (i) any Acquisition Proposal with respect to the Company, or (ii) any request for information or inquiry that is reasonably to be expected to lead to an Acquisition Proposal with respect to the Company, including the material terms and conditions of such Acquisition Proposal, request or inquiry, and in either case any developments with respect thereto.

(c) Company Shareholder Written Consent. The Shareholders shall cause the Company Shareholder Written Consent substantially in the form of the draft thereof previously provided to Parent to be executed and delivered to the Company and Parent simultaneously with or immediately after the execution and delivery of this Agreement.

(d) Shareholder Lock-Up. From the date hereof until the earlier of the Effective Time or the termination of this Agreement:

(i) No Transfer of Equity Interests of the Company. Each Shareholder agrees that it shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Equity Interests of the Company (except pursuant to the transactions contemplated hereby and the other Related Agreements).

(ii) No Voting Trusts. Each Shareholder agrees that it will not, and will not permit any Person under Shareholder’s control to, deposit any of its Equity Interests of the Company in a voting trust, grant any proxies with respect to its Equity Interests of the Company or subject any of its Equity Interests of the Company to any arrangement with respect to the voting of its Equity Interests of the Company (except pursuant to the transactions contemplated hereby and the other Related Agreements).

(iii) No Proxy Solicitations. Each Shareholder agrees that it shall not, and shall not permit any Person under Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of any of the transactions contemplated hereby or otherwise encourage or assist any party in taking or planning any action which could compete with, impede, interfere with or attempt to discourage any of the transactions contemplated hereby or inhibit the timely consummation of any of the transactions contemplated hereby in accordance with the terms hereof; (b) directly or indirectly encourage, initiate or cooperate in a shareholders’ vote or action by consent of the Parent’s shareholders in opposition to or in competition with the consummation of any of the transactions contemplated hereby; or (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of Parent for the purpose of opposing or competing with the consummation of any of the transactions contemplated hereby.

(iv) No Acquisition of Parent Equity Interests. Each Shareholder agrees that it shall not acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, Equity Interests of Parent (except pursuant to the transactions contemplated hereby and the other Related Agreements or other agreements or employment arrangements in effect as of the date hereof).

6.4 No Solicitation by Parent.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, Parent shall not, and shall use its reasonable best efforts to cause its Representatives not to:

(i) solicit, initiate, knowingly encourage, or knowingly induce the making, submission or announcement of, an Acquisition Proposal with respect to Parent;

(ii) furnish to any Person any non-public information relating to Parent or its Subsidiaries in connection with an Acquisition Proposal with respect to Parent (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or any of its Representatives from furnishing any non-public information to any actual or potential customer, supplier, distributor, subcontractor, licensor, licensee, partner or other Person with which it has or may have business dealings in the ordinary course of business consistent with past practice (solely in such capacity) or to a Governmental Entity);

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal with respect to Parent (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or any of its Representatives from making a Person making an Acquisition Proposal with respect to Parent aware of the restrictions of this Section 6.4(a)(iii) in response to the receipt of such an Acquisition Proposal); or

(iv) enter into any agreement, letter of intent or other similar instrument with any Person providing for an Acquisition Transaction with respect to Parent except as expressly permitted by this Agreement;

provided, however, that notwithstanding the foregoing, at any time prior to the Effective Time or termination of this Agreement, the Parent Board (or the Special Committee on its behalf) may, directly or indirectly through Representatives, (A) engage or participate in discussions or negotiations with any Person that has made a bona fide Acquisition Proposal with respect to Parent that the Parent Board or the Special Committee reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any such Person any non-public information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which, taken as a whole, are no less favorable to Parent than those contained in the Confidentiality Agreement; provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Parent Board or the Special Committee received such Acquisition Proposal other than as a result of a material breach or violation of the terms of this Section 6.4(a); (y) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, Parent gives the Company written notice of its receipt of such Acquisition Proposal and of Parent’s (or the Special Committee’s) intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person; and (z) contemporaneously with furnishing any non-public information to such Person, Parent or the Special Committee furnishes such non-public information to the Company (to the extent such information has not been previously made available to the Company or any of its Representatives).

(b) Notice of Acquisition Proposal. In addition to the obligations of Parent set forth in Section 6.4(a), Parent or the Special Committee shall promptly, and in all cases within one (1) Business Day of its receipt, advise the Company orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by Parent or the Special Committee prior to the Effective Time or termination of this Agreement of (i) any Acquisition Proposal with respect to Parent, or (ii) any request for information or inquiry that is reasonably to be expected to lead to an Acquisition Proposal with respect to Parent, including the material terms and conditions of such Acquisition Proposal, request or inquiry. Parent or the Special Committee shall keep the Company informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

6.5 Parent Board Recommendation.

(a) Except as contemplated by Section 6.5(b) or Section 6.5(c), neither the Parent Board nor any committee thereof (including the Special Committee) shall (i) (A) withdraw or modify, in a manner adverse to the Company, the recommendation by the Parent Board in favor of the Parent Shareholder Approval, or (B) recommend that the Parent Shareholders reject the approval of the Share Issuance or the approval of the Charter Amendment; (ii) determine that the Share Issuance or the Charter Amendment is no longer advisable; (iii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, or recommend the approval or adoption by the Parent Shareholders of, any Acquisition Proposal with respect to Parent; (iv) cause or permit Parent to enter into any Contract providing for an Acquisition Transaction with respect to Parent (an “Acquisition Agreement”) (for avoidance of doubt other than a confidentiality agreement referred to in, and in accordance with, Section 6.4(a)); or (v) resolve, agree or propose publicly to take any of the foregoing actions (any action set forth in this Section 6.5(a) being referred to herein as a “Parent Change of Recommendation”).

(b) Notwithstanding anything to the contrary set forth herein, at any time prior to the receipt of the Parent Shareholder Approval (the “Applicable Period”), the Parent Board or any committee thereof (including the Special Committee) may make a Parent Change of Recommendation, (i) if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of the Parent Board or such committee thereof to the Parent Shareholders under Applicable Law and (ii) if such Parent Change of Recommendation is or is being made to lead to the actions contemplated by clause (iii) or clause (iv) of Section 6.5(a) (a “Qualifying Parent Change of Recommendation”), (A) the Acquisition Proposal giving rise thereto shall constitute a Superior Proposal and (B) the Parent Board or such committee thereof shall have provided to the Company and the Shareholders three (3) Business Days prior written notice of its intent to effect the Qualifying Parent Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Change of Recommendation) and, if requested by the Company or the Shareholders, negotiated in good faith with the Company and the Shareholders during such three (3) Business Day period regarding revisions to this Agreement that would avoid such Qualifying Parent Change of Recommendation; provided, however, that it is understood and agreed for avoidance of doubt that Parent may, simultaneously with the termination of this Agreement pursuant to Section 8.1(g), enter into an Acquisition Agreement or otherwise accept an Acquisition Proposal providing for an Acquisition Transaction.

(c) Nothing in this Agreement shall prohibit the Parent Board or any committee thereof from (i) taking and disclosing to the Parent Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to the Parent Shareholders that the Parent Board or such committee thereof determines in good faith (after consultation with outside legal counsel) that the Parent Board or such committee thereof is required to make in order to comply with its fiduciary duties to the Parent Shareholders under Applicable Law.

6.6 Proxy Statement; Parent Shareholders Meeting.

(a) Proxy Statement; Cooperation. As soon as reasonably practicable after the date hereof, Parent shall prepare and shall cause to be filed with the SEC a proxy statement relating to the Parent Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form. The Parties shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, no filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent shall advise the Company promptly after it receives notice of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. Parent shall use commercially reasonable efforts to respond promptly to any comments by the SEC staff in respect of the Proxy Statement. Parent shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and to satisfy all rules of the NYSE with respect thereto.

(b) Information in the Proxy Statement. Parent will cause the Proxy Statement, at the time of the mailing thereof and at the time of the Parent Shareholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that Parent’s obligations in such regard shall not extend to information supplied by the Company or the Shareholders for inclusion in the Proxy Statement. The Company and Shareholders will cause the information relating to the Company or any of the Shareholders supplied by it or them for inclusion in the Proxy Statement, at the time of the mailing thereof and at the time of the Parent Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and each of the Shareholders shall each furnish to Parent any information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or requested by the SEC and shall promptly inform Parent, and correct as promptly as practicable, any information previously provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Audited Financial Statements. The Company (i) shall use reasonable best efforts to deliver to Parent within thirty (30) days after the date of this Agreement historical unaudited and, to the extent required, audited financial statements of the Company and its consolidated Subsidiaries necessary for the Proxy Statement) and shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with either (A) the requirements of Regulation S-X (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a Definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act, or (B) the requirements set forth in clause (A) except as the staff of the SEC may permit Parent by waiver of such requirements, (ii) shall take such actions as are reasonably necessary to cause any financial statements contemplated by clause (i) covering any interim periods to be subject to SAS 100 review by the Company’s auditors, and (iii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.6(c).

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail to the Parent Shareholders as of the record date established for the Parent Shareholders Meeting the Proxy Statement contained in the Proxy Statement. If at any time prior to the Effective Time any fact, event or circumstance relating to a Party should become known by a Party that is required to be forth in an amendment or a supplement to the Proxy Statement pursuant to any Applicable Law, such Party shall promptly inform the other Parties.

(e) Parent Shareholders Meeting. Parent shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of the Parent Common Stock (the “Parent Shareholders”) to vote on the proposals to obtain the Parent Shareholder Approval (including any adjournment thereof, the “Parent Shareholders Meeting”), and shall submit such proposals to such holders at the Parent Shareholders Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Shareholders Meeting are solicited in compliance with Applicable Law. Parent’s obligation to call, give notice of and hold the Parent Shareholders Meeting in accordance with this Section 6.6(e) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the recommendation by the Parent Board in favor of the Parent Shareholder Approval as provided in Section 6.5(b) unless this Agreement shall have been terminated.

6.7 Obligations to Consummate the Merger.

(a) Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5(b)), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing:

(i) (A) Parent and Merger Sub shall each use its reasonable best efforts to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied or fulfilled, and (B) the Company and each Shareholder shall each use its reasonable best efforts to cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied or fulfilled;

(ii) each Party shall use its commercially reasonable efforts to obtain all necessary, proper or advisable Consents under any Contracts or Permits to which a Party is a party in connection with this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby so as to maintain and preserve the benefits under such Contracts and Permits following the consummation of the transactions contemplated hereby and thereby; provided, however, that except as expressly provided in Article VII, no such consents shall constitute conditions to Closing;

(iii) each Party shall use its reasonable best efforts to obtain all necessary Consents and other actions or non-actions and Decrees from Governmental Entities, seek the expiration or termination of all applicable waiting periods under Antitrust Laws, and make all necessary registrations, declarations and filings with Governmental Entities necessary to consummate and make effective the Merger and the other transactions contemplated hereby; provided, however, that except as expressly provided in Article VII, no such consents, actions, non-actions or Decrees shall constitute conditions to Closing; and

(iv) each Party shall execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Governmental Entities. Without limiting the generality of Section 6.7(a), each of Parent and the Company shall file, as soon as may be reasonably practicable (and in any event within ten (10) Business Days) following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a premerger notification and report form relating to this Agreement and the transactions contemplated hereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that is required by the merger notification or control laws and regulations of any applicable foreign jurisdiction. Each Party shall promptly (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to effectuate such filings; and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction. Each Party shall promptly inform the other Parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or any other Related Agreement. If any Party or Representative thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or any other Related Agreement, then such Party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(c) Takeover Laws. Without limiting the generality of Section 6.7(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby, each Party hereto shall take all actions to ensure that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the other Related Agreements and the transactions contemplated hereby or thereby.

6.8 Access.

(a) Access. Except as required pursuant to any confidentiality obligation to which the Company or Parent is a party as of the date hereof, from the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time, each of the Company and Parent shall afford the other Party and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, Contracts, books and records and corporate officers of such Party and its Subsidiaries to enable the other Party to obtain all information concerning its business, properties, results of operations and personnel as such other Party may reasonably request; provided, however, that neither Party shall be required to provide any Person information or access if (x) providing such information or access would reasonably be expected to result in a waiver of the attorney/client privilege; (y) providing such information or access would reasonably be expected to result in a violation of Applicable Law, including any Antitrust Laws; or (z) is deemed in good faith by such Party to be competitively sensitive.

(b) Effect of Review. No review pursuant to this Section 6.8 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any Party hereunder.

(c) Confidentiality. All information obtained pursuant to this Section 6.8 shall be Evaluation Material (as such term is defined in the Confidentiality Agreement, dated as of January 25, 2008 (the “Confidentiality Agreement”), by and between the Company and Parent) subject to the terms and conditions of the Confidentiality Agreement.

6.9 Notices of Certain Events. From the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time, each of Parent and the Company shall promptly notify the other of:

(a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would be reasonably likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date,

(b) any notice or other communication from any Person alleging that a material Consent of such Person is or may be required in connection with any of the transactions contemplated hereby;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby regarding any material matter; or

(d) any Legal Proceeding commenced or, to its Knowledge, threatened relating to the consummation of the transactions contemplated by this Agreement or any other Related Agreement.

The delivery of any such notice pursuant to this Section 6.9 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

6.10 Public Announcements. No Party shall issue any press release or make any public announcement from the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time relating to the existence or subject matter of this Agreement or the transactions contemplated hereby without the prior consent of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith is required by Applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties and provide them with a reasonable opportunity to review and comment thereon and consider such comments in good faith prior to making the disclosure, to the extent practicable and permissible under Applicable Law).

6.11 Section 16 Matters. Prior to the Effective Time, the board of directors or other comparable governing body, or a duly authorized committee thereof, of each of Parent, Merger Sub and the Company shall adopt resolutions as necessary to specifically approve and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) relating thereto and the acquisition in the Merger of Parent Shares and derivative securities relating thereto, in either such case to be exempt from the provisions of Section 16(b) of the Exchange Act.

6.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable to holders of Company Common Stock immediately prior to the Effective Time pursuant to Section 1.7(c) to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.13 Tax Treatment.

(a) The Parties intend that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties (i) are aware of no facts or circumstances that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code, (ii) shall act in accordance with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code in the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) shall take no position and shall cause their Affiliates to take no position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Parent and the Company shall use their reasonable best efforts, and shall cause their respective Affiliates to use their reasonable best efforts, to take or cause to be taken any action (whether before or after the Merger) that is required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Parent to obtain the opinion of Kirkland & Ellis LLP described in Section 7.2(i) and for the Company to obtain the opinion of Latham & Watkins LLP described in Section 7.3(h). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Kirkland & Ellis LLP and Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinions, in a form reasonably acceptable to Kirkland & Ellis LLP and Latham & Watkins LLP.

6.14 Tax Matters.

(a) Tax Returns Filed After the Closing Date. The Surviving Entity shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Surviving Entity shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing thereof and shall make such revisions as are reasonably requested by the Shareholder Representative, unless otherwise required by Applicable Law.

(b) Tax Returns for Tax Periods Beginning Before and Ending After the Closing Date. Parent, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Surviving Entity and its Subsidiaries for all Tax periods that begin and end after the Closing Date. Parent shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing thereof and shall make such revisions as are reasonably requested by the Shareholder Representative with respect to items relating to the Pre-Closing Period, unless otherwise required by Applicable Law.

(c) Cooperation on Tax Matters. Parent, the Shareholder Representative, the Company and the Surviving Entity shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Shareholder Representative, the Company and the Surviving Entity agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Period, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent, the Shareholder Representative, the Company or the Surviving Entity, as the case may be, shall allow the other party to take possession of such books and records.

(d) Certain Tax Refunds. Any Tax refund or credit of the Company or its Subsidiaries relating to a Pre-Closing Period described on Section 6.14(d) of the Company Schedule shall be for the benefit of the Shareholders and each of Parent, the Surviving Entity and its Subsidiaries shall pay to the Shareholder Representative for the benefit of the Shareholders the amount of such refund or credit (whether or not such refund or credit is applied to or used to offset the Post Closing Period Taxes of Parent, the Surviving Entity and its Subsidiaries) within fifteen (15) days after such refund or credit is received.

6.15 Shareholder Representative.

(a) Authority. Each Shareholder other than the Shareholder Representative hereby appoints the Shareholder Representative as its and their true and lawful agent and attorney-in-fact on behalf of each and every Shareholder on the terms and subject to the conditions set forth in this Section 6.15. In such capacity, the Shareholder Representative may take any action on behalf of, and may bind, any or all Shareholders from and after the date hereof under this Agreement or any other Related Agreement, including (i) entering into any such other Related Agreement, any amendment or modification hereof or any waiver of any obligation hereunder or thereunder; (ii) giving and receiving notices and communications to or from Parent or Merger Sub relating to this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby (except to the extent that this Agreement or any other Related Agreement expressly contemplates that any such notice or communication shall be given or received by a Shareholder individually without reliance on the Shareholder Representative); (iii) making any claim on behalf of any Shareholder Indemnified Party (provided that recovery of which shall be made or directed to such Shareholder Indemnified Party) pursuant to Article IX, consenting to the payment to any Parent Indemnified Party of any amounts payable pursuant to Article IX, making any objection to, or determine to waive or fail to take any action to object to, any claim for indemnification made by any Parent Indemnified Party pursuant to Article IX (including any notice contemplated by Section 9.4(a)); (iv) consenting or agreeing to, negotiate, entering into settlements and compromises of, and agreeing to arbitration and complying with orders of courts and awards of arbitrators with respect to, any claims contemplated by clause (ii) or (iii); and (v) taking all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Shareholder under any circumstance; provided, however, that, except with respect to claims on behalf of any Shareholder Indemnified Party, the Shareholder Representative may not take any action that has the effect of providing disparate treatment to any Shareholder or group of Shareholders as compared to the other Shareholders (other than the Shareholder Representative in such capacity). The Person serving as the Shareholder Representative may be replaced upon his death, incapacity or resignation by the other Shareholders (with each Shareholder having such number of votes equal to the number of shares of Company Common Stock held by such Shareholder (for such purposes determined immediately prior to the Effective Time) and the Shareholders (without reliance on the actions of the Shareholder Representative) shall provide notice thereof to Parent. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services hereunder. The Shareholder Representative accepts its appointment hereunder. Parent and their respective Representatives shall be entitled to rely on the authority of the Shareholder Representative for actions taken under this Section 6.15(a) and shall have no Liability to the Company or any Shareholder for such reliance.

(b) Liability. The Shareholder Representative shall not be liable to any other Shareholder for any act done or omitted hereunder as the Shareholder Representative while acting in accordance with the limitations set forth in Section 6.15(a) in good faith. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith for such purposes.

6.16 Non-Competition; Non-Hire.

(a) Non-Competition. Each Shareholder shall not, and shall cause its respective Affiliates to not, directly or indirectly, as an owner, equityholder, manager, operator, consultant, member, partner, licensor, contractor, subcontractor, financing source, agent or in any other capacity, engage in any Competing Operation in any country in the world in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries conducts as of the date hereof or the Closing Date, or in the prior two (2) years has conducted, or conducts during the Restricted Period (the “Restricted Territory”), including the United States of America and its territories, the Philippines, Iraq, Afghanistan and the Pacific and Micronesian Islands, during the Restricted Period; provided, however, that a Shareholder may, without having been deemed to have breached this covenant, own as a passive investment not in excess of an aggregate of three percent (3%) of the outstanding capital stock of a Person which engages in a Competing Operation if such capital stock is a security which is actively traded on an established national or international securities exchange. A “Competing Operation” means any contracting or subcontracting of, or any other provision or promotion of, construction services or products, in either case including general contracting, contracting, plumbing, electrical, concrete forming or placing, steel erection, engineering, construction management, design-build services, self-performed construction services, whether for Governmental Entities, private customers or otherwise.

(b) Non-Solicitation. During the Restricted Period, no such Shareholder shall, nor shall it permit any Affiliate thereof to, directly or indirectly, for itself or on behalf of any other Person, solicit for hire or hire any officer, director or employee of the Company or any of its Subsidiaries, or any such individual who had been so employed within six (6) months prior to such solicitation or hiring by a Shareholder or any Affiliate of such Shareholder, or induce or attempt to induce any officer, director or employee to leave his or her employment with the Company or any of its Subsidiaries; provided, however, that nothing in this Section 6.16(b) shall restrict or preclude the ability of any Shareholder to make generalized searches for employees by use of advertisements (in any medium) or search firms that do not target employees of the Company or any of its Subsidiaries.

(c) Interference. During the Restricted Period, no Shareholder shall, nor shall it permit any Affiliate thereof to, directly or indirectly, for itself or on behalf of any other Person, cause or attempt to cause any of the Company’s or any of its Subsidiaries’ customers or suppliers to cease doing business or reduce the level of business with the Company or any of its Subsidiaries.

(d) Confidential Information. No Shareholder shall, nor shall it permit any Affiliate thereof to, at any time use or disclose to any Person other than Parent or any of its Subsidiaries, any information, knowledge or data relating to the business of the Company or its

Subsidiaries (including information relating to accounts, financial dealings, transactions, trade secrets, Company Intellectual Property, customer lists, pricing lists, catalogues, brochures, service manuals, processes, formulae, plans and proposals) whether or not marked or otherwise identified as confidential or secret; except that any Shareholder or any of its Affiliates may disclose such information, knowledge or data: (i) that is or becomes generally available to the public other than as a result of disclosure by the Shareholders or (ii) when required by Applicable Law, subject to the following sentence. In the event any Shareholder or any of its Affiliates is requested pursuant to, or required by, Applicable Law to disclose any such information, knowledge or data, such Shareholder or Affiliate shall provide Parent with prompt notice of each such request or requirement so that Parent may seek an appropriate protective order.

(e) Specific Performance. Shareholders acknowledge that, in view of the nature of the business of the Company and its Subsidiaries and the business objectives of Parent in entering into the transactions contemplated hereby, and the consideration paid to the Shareholders hereby, the restrictions contained in this Section 6.16 are reasonably necessary to protect the legitimate business interests of Parent and that any violation of such restrictions may result in irreparable injury to Parent and the business Parent has acquired hereunder, for which damages may not be an adequate remedy. Shareholders acknowledge that, if any such restrictions are violated, Parent shall be entitled to seek preliminary and permanent injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, and shall not be required to post bond or other security to enforce their rights, any requirement respecting which is hereby waived by the Shareholders.

(f) Severability. Should any provision of this Section 6.16 be held under any circumstances in any jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or other part of such provision, or of such provision or part thereof under any other circumstances or in any other jurisdiction. It is acknowledged and agreed that the Restricted Territory is reasonable in scope. Notwithstanding the foregoing, if a court of competent jurisdiction decides that any provision of this Section 6.16 is overbroad, the remaining provisions shall continue to be binding on the parties hereto.

(g) Exceptions. This Section 6.16 shall not be deemed to prohibit or restrict any action taken by a Shareholder as an officer or director of Parent or any of its Subsidiaries if taken on behalf of such entity.

6.17 Compliance with Obligations. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement. Shareholders shall take all action necessary to cause the Company to perform its obligations under this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement.

6.18 Signatory Shareholders Joinder. The Company and the Signatory Shareholders shall cause all Shareholders who are not Signatory Shareholders to execute and deliver to the other parties hereto a joinder signature page to become a party to each of this Agreement and the Shareholders Agreement as promptly as practicable and in no event later than five (5) Business Days from and after the date hereof. Upon the execution and delivery thereof, such Shareholder shall become a Signatory Shareholder, the representations and warranties of the Shareholders made as of the date hereof shall be deemed for all purposes to be made by such Shareholder as of the date hereof (notwithstanding the actual date of execution and delivery). Prior to such joinder, the Company shall be liable for any deemed breach of any covenant hereunder by any Shareholder who is not a Signatory Shareholder hereto and shall take all reasonable actions to prevent any such deemed breach. This Section shall not limit Section 2.5 or any other provision hereof.

6.19 Guarantees. Parent and the Company shall cooperate to obtain such consents and seek amendments to Contracts to remove and release the Shareholder Representative party hereto and his Affiliates as an obligor, guarantor or surety of any obligations of the Company or its Subsidiaries pursuant to those obligations set forth in Section 3.22(b) of the Company Schedule or any similar obligation incurred from and after the date hereof in accordance with the terms hereof.

6.20 Pre-Closing Dividend and Dividend Notes. Notwithstanding the limitations set forth in clause (ii) of Section 6.1(b), the Company may from time to time declare and distribute one or more dividends payable in cash to the holders of Company Common Stock an amount equal to the lesser of (x) $120 million in the aggregate and (y) the amount of Available Cash (such dividends collectively, the “Cash Dividends”); provided, however, that the Company may not declare or distribute more than $50 million in the aggregate of Cash Dividends prior to the date that is one (1) Business Day prior to the Closing; and provided further that the Company may not make any Cash Dividends unless the amount of Available Cash as of the Closing Date (after giving effect to such dividends, borrowings under the Company Credit Agreement and ongoing operations of the Company) will be at least zero. Notwithstanding the limitations set forth in clause (ii) or (iii) of Section 6.1(b), the Company may declare and distribute a dividend payable in the form of one or more notes substantially in the form of Annex E hereto, with such changes thereto as are reasonably requested by Parent prior to the issuance thereof in connection with any consent under, amendment to or replacement of any credit facilities or borrowings of Parent or the Company in connection with the transactions contemplated hereby (the “Dividend Note”), to the holders of Company Common Stock in principal amount equal to no more than the amount by which $120 million exceeds the aggregate amount of the Cash Dividends (such dividend, the “Note Dividend”), subject to any offset for amounts contemplated by Section 3.22(b) of the Company Schedule to be repaid prior to the Effective Time which have not been repaid by the date of the Note Dividend. The Note Dividend may not be declared or distributed more than one (1) Business Day prior to the Closing. Each of the Cash Dividends and the Note Dividend may only be declared and distributed subject to the limitations set forth in this Section 6.20 and to the extent permitted by Applicable Law. To the extent permitted by Applicable Law, the Cash Dividend and the Note Dividend shall be distributed pro rata among the Shareholders, unless the Shareholders shall agree to a different allocation distribution of the Cash Dividend and the Note Dividend. The Company shall reasonably consult with and cooperate with Parent in the determination of the dividend of the Dividend Note prior to declaring or distributing such dividend. “Available Cash” means the amount of unrestricted cash held by the Company as of any date of determination, which may include any cash obtained from borrowings under the Company Credit Agreement from and after the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Mutual Conditions to Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Parent, Merger Sub or the Company to the extent permitted by Applicable Law:

(a) Shareholder Approval. Parent shall have obtained the Parent Shareholder Approval, and the Shareholders shall have delivered the Company Shareholder Written Consent.

(b) Governmental Approvals and Filings. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (ii) any other Consents of any Governmental Entity required to consummate the transactions contemplated hereby, the failure of which to be obtained, individually or in the aggregate, would be material to any Party, shall have been obtained; and (iii) any other filings to be made with any Governmental Entity required to consummate the transactions contemplated hereby, the failure of which to be obtained, individually or in the aggregate, would be material to any Party, shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Decree which is then in effect which (i) challenges the Merger or the other transactions contemplated hereby or has the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise preventing the consummation of any of the Merger or the other transactions contemplated hereby or (ii) relates to any Legal Proceeding that seeks to restrain or prohibit the consummation of, or seeks the rescission of, the Merger or any other transactions contemplated hereby.

(d) NYSE Listing. The shares of Parent Common Stock issuable to holders of Company Common Stock immediately prior to the Effective Time pursuant to Section 1.7(c) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Charter Amendment. The Articles of Amendment shall have been filed and shall have become effective.

7.2 Parent’s Conditions to the Merger. The respective obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a) Representations and Warranties. (i) The representations and warranties of the Company and the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) contained in Section 3.6 and Section 4.1, respectively, shall be true and correct in all respects (other than for de minimis differences in amounts) on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct in all respects (other than for de minimis differences in amounts) as of such earlier date); and (ii) the other representations and warranties of the Company and the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except in the case of this Section 7.2(a)(ii) for such failures to be true and correct which have not had and are not reasonably likely to have a Company Material Adverse Effect, it being agreed that any “materiality,” “Company Material Adverse Effect” and other similar qualifications in such representations and warranties shall be disregarded in determining any inaccuracies for purposes of this Section 7.2(a)(ii);

(b) Covenants and Agreements. The Company and the Shareholders shall have complied in all material respects with all covenants and agreements contained in this Agreement to be performed by the Company or the Shareholders (whether or not any Shareholder is a Signatory Shareholder) prior to the Closing.

(c) Company Material Adverse Effect. Since the date hereof, there shall not have been any changes, events or developments that have had a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company and dated as of the Closing Date to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have each been satisfied.

(e) Consents. The Company shall have obtained all necessary, proper or advisable Consents under any Contracts or Permits to which the Company, any of its Subsidiaries or any Shareholder is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts or Permits following the consummation of the transactions contemplated hereby, except those Consents the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Shareholders Agreement. Each Shareholder shall have executed and delivered the Shareholders Agreement, and the Shareholders Agreement shall continue to be in full force and effect.

(g) Employment Agreement. The Shareholder Representative shall have executed and delivered the Employee Employment Agreement, and the Shareholder Representative shall not have provided actual, constructive or anticipatory notice of termination of service thereunder.

(h) FIRPTA Certification. The Company shall have provided to Parent and Merger Sub a certification dated as of the Closing Date and in accordance with Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations to the effect that Company is not, nor has it been at any time during the period specified in Section 897(c)(1)(A)(ii), a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code.

(i) Tax Opinion. Parent shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date and based on customary facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland & Ellis LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(j) Audited Company Financial Statements. (i) The Company shall have delivered to Parent the audited consolidated balance sheets as of December 31, 2006 and 2007 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007 (the “Audited Company Financial Statements”), together with the unqualified audit opinion (other than for such qualification for a material weakness set forth in the Unaudited Company Financial Statement as of and for the fiscal year ended December 31, 2007) from Deloitte & Touche with respect to the Audited Company Financial Statements, by April 30, 2008, and (ii) the respective Audited Company Financial Statements shall not differ in any material respect (whether by way of reserve, footnote disclosure or otherwise), including any material change in any of the total current assets, total assets, total current liabilities, total liabilities, shareholders’ equity, total shareholders’ equity, net tangible book value, income from operations or net income line items, from the Unaudited Company Financial Statements as of and for the comparable dates and periods, except for the item set forth on Section 7.2(j) of the Company Schedule.

7.3 The Company’s Conditions to the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.6 shall be true and correct in all respects (other than for de minimis differences in amounts) on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct in all respects (other than for de minimis differences in amounts) as of such earlier date); and (ii) the other representations and warranties of Parent contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except in the case of this Section 7.3(a)(ii) for such failures to be true and correct which have not had and are not reasonably likely to have a Company Material Adverse Effect, it being agreed that any “materiality,” “Parent Material Adverse Effect” and other similar qualifications in such representations and warranties shall be disregarded in determining any inaccuracies for purposes of this Section 7.3(a)(ii);

(b) Covenants and Agreements. Parent and Merger Sub shall have complied in all material respects with all covenants and agreements contained in this Agreement to be performed by Parent and Merger Sub prior to the Closing.

(c) Parent Material Adverse Effect. Since the date hereof, there shall not have been any changes, events or developments that have had a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent and dated as of the Closing Date to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have each been satisfied.

(e) Consents. Parent shall have obtained all necessary, proper or advisable Consents under any Contracts or Permits to which Parent or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts and Permits following the consummation of the transactions contemplated hereby, except those Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

(f) Shareholders Agreement. Parent shall have executed and delivered the Shareholders Agreement, and the Shareholders Agreement shall continue to be in full force and effect.

(g) Employment Agreement. Parent shall have executed and delivered the Employment Agreement.

(h) Tax Opinion. The Company shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and based on customary facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

7.4 No Frustration of Closing Conditions. No Party may rely on or assert the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this Article VII, as appropriate, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or any other material breach of any other provision hereunder.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether the Parent Shareholder Approval has been obtained:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company, if the Merger has not occurred by September 30, 2008 (the “Initial Termination Date”); provided, however, that if (x) the Merger has not occurred by such date by reason of non-satisfaction of any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(e) and (y) as of such date, all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such right of termination shall not be available to Parent or the Company unless the Merger has not occurred by December 31, 2008 (the “Extended Termination Date”; the Initial Termination Date or, if applicable hereto, the Extended Termination Date shall be referred to as the “Termination Date”); and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to fulfill in any material respect any obligation hereunder has been the cause of, or resulted in, the failure of the Merger to have become effective on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c) by Parent or the Company, if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Decree having any of the effects set forth in Section 7.1(c) that is in effect and has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party who shall have failed to use its reasonable best efforts to resist or prevent the entry or passage, or to seek the removal or lifting of, such Applicable Law or Decree;

(d) by Parent, in the event (i) that any representation or warranty of the Company or the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Termination Date or (ii) of a material breach of any covenant or agreement on the part of the Company or any Shareholder (whether or not any Shareholder is a Signatory Shareholder) set forth in this Agreement, in the case of either clause (i) or (ii) such that the conditions set forth in Section 7.2(a) or Section 7.2(b), respectively, could not be satisfied as of the Termination Date; provided, however, that notwithstanding the foregoing, in the event that such inaccuracies in the representations and warranties of the Company or the Shareholders or such breaches of covenant by the Company or the Shareholders are curable by the Company or the Shareholders through the exercise of reasonable best efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) until the earlier to occur of (x) the expiration of a twenty (20) Business Day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (y) the ceasing by the Company or the Shareholders, as applicable, to exercise reasonable best efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this

Agreement pursuant to this Section 8.1(d) if such inaccuracy or breach by the Company or the Shareholders is cured within such twenty (20) Business Day period); and provided further that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if the inaccuracy or breach by the Company or the Shareholders giving rise to the right of termination was caused by the material breach or inaccuracy of any representation or warranty or covenant or agreement hereunder, as appropriate, by any of Parent or Merger Sub;

(e) by the Company, in the event (i) that any representation or warranty of Parent set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Termination Date or (ii) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, in the case of either clause (i) or (ii) such that the conditions set forth in Section 7.3(a) or Section 7.3(b), respectively, could not be satisfied as of the Termination Date; provided, however, that notwithstanding the foregoing, in the event that such inaccuracies in the representations and warranties of Parent or such breaches of covenant by the Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of reasonable best efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (x) the expiration of a twenty (20) Business Day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the ceasing by Parent or Merger Sub, as applicable, to exercise reasonable best efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such inaccuracy or breach by the Parent or Merger Sub is cured within such twenty (20) Business Day period); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if the inaccuracy or breach by the Parent or Merger Sub giving rise to the right of termination was caused by the material inaccuracy or breach of any representation or warranty or covenant or agreement hereunder, as appropriate, by any of the Company or the Shareholders;

(f) by Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting, or at any adjournment or postponement thereof, at which the vote was taken thereon; or

(g) (i) by the Company, if Parent shall have effected any Parent Change of Recommendation in accordance with Section 6.5(b), or (ii) by Parent, if Parent shall have effected a Qualifying Parent Change of Recommendation in accordance with Section 6.5(b).

8.2 Effect of Termination; Controlling Trusts Guarantee. Except as otherwise set forth in this Section 8.2, any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice as provided therein. Upon a termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability under this Agreement on the part of any Party, provided, however, that (a) nothing herein shall relieve any Party from liability for any breach of its covenants or agreements or willful breach of any of its representations or warranties set forth in this Agreement prior to such termination; (b) the terms of Section 6.8(b), Section 6.8(c), Section 6.15, Section 6.17, Section 8.3, Section 9.6, Article X and Article XI and this Section 8.2 shall survive any termination of this Agreement; and (c) no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms. The Controlling Trusts shall jointly and severally unconditionally guarantee for the benefit of Parent and its Subsidiaries the representations, warranties, covenants and obligations of the Company and each Shareholder (regardless of whether such Shareholder is or becomes a Signatory Shareholder) hereunder and shall be liable for any inaccuracy or breach thereof occurring prior to the termination of this Agreement, which guarantee and obligation shall survive the termination of this Agreement.

8.3 Expenses; Termination Fee.

(a) General. Except as set forth in this Section 8.3 or as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal fees and expenses) shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall each bear and pay one-half of the costs and expenses incurred in connection with the filing fees for the premerger notification and report form relating required by the HSR Act with respect to this Agreement.

(b) Termination Fee. Parent shall pay to the Company a fee equal to Thirty Million Dollars ($30,000,000) in the event that this Agreement is terminated as follows:

(i) if (A) Parent shall terminate this Agreement pursuant to Section 8.1(g) and (B) simultaneously therewith or immediately thereafter shall enter into an Acquisition Agreement, then in such case the fee shall be paid upon the termination of this Agreement;

(ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g) other than in the context contemplated by Section 8.3(b)(i), and (B) Parent enters into an Acquisition Agreement, or an Acquisition Transaction with respect to Parent is otherwise consummated, in either case, within twelve (12) months following the termination of this Agreement (it being understood that, solely for purposes of this clause (B), references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Transaction (and indirectly the corresponding application thereto in the definition of Acquisition Agreement) shall be deemed to be replaced with “thirty-five percent (35%)” and “sixty-five percent (65%)”), then in such case the fee shall be paid within one (1) Business Day following the consummation of the Acquisition Transaction; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f), (B) at any time after the date of this Agreement and before the Parent Shareholders Meeting (or at any adjournment or postponement thereof at which a vote on the Parent Shareholder Approval was taken), an Acquisition Proposal with respect to Parent shall have been publicly announced and not publicly withdrawn, and (C) Parent enters into an Acquisition Agreement, or an Acquisition Transaction with respect to Parent is otherwise consummated, in either case, within twelve (12) months following the termination of this Agreement (it being understood that, solely for purposes of this clause (C), references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Transaction (and indirectly the corresponding application thereto in the definition of Acquisition Agreement) shall be deemed to be replaced with “thirty-five percent (35%)” and “sixty-five percent (65%)”), then in such case the fee shall be paid within one (1) Business Day following the consummation of the Acquisition Transaction.

In no event shall more than one fee become payable pursuant to this Section 8.3(b). The fee contemplated by this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company on the terms and subject to the conditions set forth herein.

(c) Reimbursement of Company Expenses. If (i) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f) or (ii) (x) Parent shall have effected a Parent Change of Recommendation in accordance with Section 6.5(b) and (y) thereafter Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g), Parent shall reimburse the Company for its reasonable, documented, out-of-pocket expenses related to this Agreement and the transactions contemplated hereby (including those related to the preparation of any proposed filings with the SEC by the Company prior to the date hereof); provided, however, that in no event shall Parent be required to reimburse the Company pursuant to this Section 8.3(c) for any expenses in excess of Five Million Dollars ($5,000,000) in the aggregate. Payment for the reimbursement of expenses contemplated by this Section 8.3(c) shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company on the terms and subject to the conditions set forth herein promptly following demand therefor.

(d) Enforcement; Effect. Parent acknowledges and hereby agrees that the provisions of Section 8.3(b) and Section 8.3(c) are an integral part of the transactions contemplated by this Agreement and that, without such provisions, the Company would not have entered into this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival.

(a) Representations and Warranties. The respective representations and warranties of the Company, the Shareholders and Parent set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date shall survive the Closing and will remain in full force and effect thereafter until the first (1st) anniversary of the Closing Date (the “Initial Survival Termination Date”), after which time they shall be of no further force or effect and upon which no claim for indemnification may be made with respect to breaches thereof; provided, however, that (i) the representations and warranties set forth in Section 3.6, Section 3.19, Section 4.1, Section 4.4, Section 4.5, Section 5.6 and Section 5.19 shall survive the Closing and will remain in full force and effect thereafter until thirty (30) calendar days following the expiration of the applicable statute of limitations with respect thereto, (ii) the representations and warranties set forth in Section 3.18 and Section 5.18 shall survive the Closing and will remain in full force and effect thereafter until the fifth (5th) anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.25, Section 4.2, Section 5.1, Section 5.3 and Section 5.25 shall survive indefinitely.

(b) Covenants and Agreements. The respective covenants and agreements of the Parties set forth in this Agreement shall survive the Closing in accordance with their terms.

9.2 Indemnification.

(a) Indemnification by the Shareholders. Subject to the other provisions of this Article IX (including Section 9.7), from and after the Effective Time, the Shareholders shall indemnify, defend and hold harmless Parent and its Subsidiaries (for avoidance of doubt, including the Surviving Entity and its Subsidiaries) (the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Parent Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) any misrepresentation or breach of any representation or warranty of the Company or any Shareholder (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date set forth in this Agreement;

(ii) any failure to perform any covenant or agreement of the Company or any Shareholder (whether or not any Shareholder is a Signatory Shareholder) set forth in this Agreement; or

(iii) any (A) qualification to the audit opinion from Deloitte & Touche with respect to the Audited Company Financial Statements (other than for such qualification for a material weakness set forth in the Unaudited Company Financial Statement as of and for the fiscal year ended December 31, 2007), or (B) any difference (whether by way of line item amount, reserve, footnote disclosure or otherwise) from the Unaudited Company Financial Statements set forth in the Audited Company Financial Statements as of and for the comparable dates and periods, except for the item set forth on Section 7.2(j) of the Company Schedule.

(b) Indemnification by Parent. Subject to the other provisions of this Article IX, from and after the Effective Time, Parent shall indemnify, defend and hold harmless the Shareholders, (the “Shareholder Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Shareholder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) any misrepresentation or breach of any representation or warranty of Parent set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date set forth in this Agreement; or

(ii) any failure to perform any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

9.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Shareholders to all Parent Indemnified Parties taken together for all Losses pursuant to Section 9.2(a)(i) shall be limited to an amount equal to sixty million dollars

($60,000,000) (the “Liability Cap Amount”); provided, however, that this limitation shall not apply to Losses of any Parent Indemnified Parties with respect to or related to the Company’s or any Shareholder’s breach of any representation or warranty set forth in Section 3.1, Section 3.3, Section 3.6, Section 3.19, Section 3.25, Section 3.26, Section 3.27, Section 4.1, Section 4.2, Section 4.4 or Section 4.5, for which the maximum aggregate liability of the Shareholders to all Parent Indemnified Parties taken together for all Losses pursuant to Section 9.2(a)(i) shall be the Calculated Purchase Price.

(b) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Parent to all Shareholder Indemnified Parties taken together for all Losses pursuant to Section 9.2(b)(i) shall be limited to the Liability Cap Amount; provided, however, that this limitation shall not apply to Losses of any Shareholder Indemnified Parties with respect to or related to Parent’s breach of any representation or warranty set forth in Section 5.1, Section 5.3, Section 5.6, Section 5.19, Section 5.24, Section 5.25 and Section 5.27, for which the maximum aggregate liability of Parent to all Shareholder Indemnified Parties taken together for all Losses pursuant to Section 9.2(b)(i) shall be the Calculated Purchase Price.

(c) Notwithstanding anything contained herein to the contrary, the Shareholders shall not be obligated to make any payment pursuant to Section 9.2(a)(i) unless: (i) the individual claim (together with any group of related claims) for Losses thereunder is in excess of two hundred fifty thousand dollars ($250,000) (the “Minimum Claim Amount”); provided, however, that the limitations set forth in this Section 9.3(c)(i) shall not be applicable to Losses related to a breach of any representation or warranty of the Company or any Shareholder set forth in this Agreement that includes or is subject to any “Material Adverse Effect,” “materiality” or any other similar qualification (including as a result of the application of Section 9.3(e)), and (ii) unless and until the aggregate Losses of the Parent Indemnified Parties for which indemnification is permitted thereunder collectively exceed an amount equal to five million dollars ($5,000,000) (the “Basket”), and then any indemnification with respect to such Losses shall be required to be made by the Shareholders only to the extent of such excess over the Basket; provided, however, that the limitations set forth in this Section 9.3(c) shall not apply to Losses of any Parent Indemnified Parties with respect to or related to the Company’s or any Shareholder’s breach of any representation or warranty set forth in Section 3.6, Section 3.19, Section 4.1 or Section 4.5.

(d) Notwithstanding anything contained herein to the contrary, Parent shall not be obligated to make any payment pursuant to Section 9.2(b)(i) unless: (i) the individual claim (together with any group of related claims) for Losses thereunder is in excess of the Minimum Claim Amount; provided, however, that the limitations set forth in this Section 9.3(d)(i) shall not be applicable to Losses related to a breach of any representation or warranty of Parent set forth in this Agreement that includes or is subject to any “Material Adverse Effect,” “materiality” or any other similar qualification (including as a result of the application of Section 9.3(f)), and (ii) unless and until the aggregate Losses of the Shareholder Indemnified Parties for which indemnification is permitted thereunder collectively exceed the Basket, and then any indemnification with respect to such Losses shall be required to be made by Parent only to the extent of such excess over the Basket.

(e) Notwithstanding anything contained herein to the contrary, for purposes of Section 9.2(a)(i), in determining whether there has been a breach of any representation or warranty of the Company or any Shareholder set forth in this Agreement or the amount of any Loss related to a breach of any such representation or warranty, references to “Company Material Adverse Effect” shall be deemed references to “material to the Company and its Subsidiaries.”

(f) Notwithstanding anything contained herein to the contrary, for purposes of Section 9.2(b)(i), in determining whether there has been a breach of any representation or warranty of Parent set forth in this Agreement or the amount of any Loss related to a breach of any such representation or warranty, references to “Parent Material Adverse Effect” shall be deemed references to “material to the Parent and its Subsidiaries.”

(g) The obligations to indemnify, defend and hold harmless a Party pursuant to Section 9.2 shall cease to survive when the applicable representation or warranty ceases to survive pursuant to Section 9.1(a); provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Party required to provide such indemnification.

(h) No Indemnified Party shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss. Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Section 9.2 shall be reduced by (1) the amounts actually recovered by the Indemnified Party (or its related Persons) incurring such Loss under applicable insurance policies with respect to claims related to such Losses and (2) the amounts of any net tax benefits actually realized by such Person with respect to such Losses.

(i) The waiver by any Party hereto of any conditions set forth in Article VII will not affect or limit the provisions of this Article IX in any manner.

(j) Except as otherwise payable pursuant to a Third Party Claim, no Indemnifying Party shall be liable pursuant to Section 9.2 to any Indemnified Party for any consequential, incidental or punitive Losses or Losses for lost profits.

(k) Each Shareholder Indemnified Party who is an officer or director of the Company or any of its Subsidiaries waives any right of contribution or other similar right against the Surviving Company or such Subsidiary, respectively, and its respective officers, directors, employees, assigns, successors and Affiliates that such Shareholder Indemnified Party may have by virtue of his or her status as an officer or director of the Company or such Subsidiary with respect to any claim for indemnification by Parent arising out of a breach of the representations, warranties, covenants or agreements of the Company or Shareholder contained herein. Each Shareholder Indemnified Party also agrees not to make a claim (except on behalf of the Surviving Entity) for recovery against any directors’ and officers’ liability insurance policy of the Surviving Entity or any of its Affiliates (including Parent) with respect to matters covered by the foregoing waiver.

9.4 Claims.

(a) Notice of Claim. Promptly after the receipt by a Parent Indemnified Party or a Shareholder Indemnified Party, as appropriate (the “Indemnified Party”), of a notice of any claim, action, suit or proceeding by any third party (a “Third Party Claim”) or upon becoming aware of any other facts, circumstances or events, in either case that would reasonably give rise to a right to indemnification pursuant to this Article IX, such Indemnified Party shall give written notice of such claim to the indemnifying party hereunder (the “Indemnifying Party”), stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of such indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim or such other claim.

(b) Assumption of Defense of Third Party Claims. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim (x) if it elects to do so within twenty (20) Business Days following receipt of the notice with respect thereto and (y) so long as the Indemnifying Party conducts such defense actively and diligently. The Indemnifying Party may not assume the defense of a Third Party Claim if the Third Party Claim of which it seeks to assume control (i)(x) seeks non-monetary relief or (y) if such Third Party Claim, if determined adversely to the Indemnified Party, could have a material adverse effect on such Indemnified Party; (ii) involves criminal or quasi-criminal allegations; (iii) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend; or (iv) involves a claim that is reasonably expected to result in Liability to the Indemnified Party in excess of the Indemnifying Party’s indemnification obligation hereunder in light of the limitations set forth in this Article IX; provided, however, that, in the event that the Indemnified Party assumes the defense of a Third Party Action pursuant to the provisions of this sentence, the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim, and may retain separate co-counsel at its sole cost and expense and the Indemnified Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Third Party Claim, then, notwithstanding anything to the contrary in this Article IX, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with the defense of such action following the Indemnifying Party’s election to assume the defense. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense of an action contemplated by this Section 9.4(b) within the manner contemplated above, or, if such action is assumed by the Indemnifying Party, the Indemnifying Party fails to conduct the defense actively and diligently, (A) the Indemnified Party may defend against the action in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall consult with the Indemnifying Party in connection therewith; (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the action (including reasonable attorneys’ fees and expenses) to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder; and (C) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the action to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder; provided, however, that, in the event that it is determined that the Indemnified Party was not entitled to indemnification for any costs that are Losses hereunder, such Indemnified Party shall promptly refund to the Indemnifying Party that portion of the amounts paid or reimbursed by the Indemnifying Party to such Indemnified Party in respect of reimbursement of such costs. In the event that both the Indemnified Party and the Indemnifying Party are named as defendants in an action and/or the representation of both Persons by the same counsel would be appropriate under applicable standards of professional conduct, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnified Party or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnified Party and the Indemnifying Party in the same action or proceeding and the Indemnified Party and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel, in which case the reasonable expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party.

(c) Payment. On each occasion that any Indemnified Party shall be entitled to indemnification or reimbursement under this Article IX, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement.

9.5 Adjustments to Merger Consideration. The Company, Parent, the Surviving Entity and the Shareholders agree to treat each indemnification payment pursuant to this Article IX as an adjustment to the consideration to be issued pursuant to the Merger for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

9.6 Waiver of Reliance on Excluded Information. (a) Other than for purposes of Section 3.19 or Section 4.5, the Company and the Shareholders, on one side, and Parent and Merger Sub, on the other, each disclaim and waive for all purposes hereunder reliance on, any claim under, or failure to satisfy a condition set forth in Section 7.3 related to, any fact, circumstance or event related to any of the other Parties or any of their Subsidiaries (for these purposes, expressly including joint ventures) that was actually Known (for avoidance of doubt, subject to the provisions set forth in Section 10.3(m)) by any such waiving Party (including, in the case of the Shareholders or the Company, the Shareholders Representative); and (b) the Company and the Shareholders each disclaim and waive for all purposes hereunder reliance on, any claim under, or failure to satisfy a condition set forth in Section 7.3 related to, any action or failure to take action by the Company, Parent or any of their respective Subsidiaries (for these purposes, expressly including joint ventures) that was taken by or at the direction or with the consent (which need not be in writing), of the Shareholder Representative, including in his capacity as an officer, director, contractor or fiduciary of the Company, Parent or any of their respective Subsidiaries (any fact, circumstance or event or action or failure to take action contemplated by clause (a) through (b) as applicable to those Parties having provided the applicable disclaimer and waiver with respect thereto, “Excluded Information”). Without limiting the foregoing, none of Parent, the Company or the Shareholders may (x) rely upon any Excluded Information to form the basis of any failure to satisfy any condition set forth in Section 7.3 (including Section 7.3(a) or Section 7.3(b)), (y) rely upon any Excluded Information to form the basis of any right of termination pursuant to Section 8.1 (including Section 8.1(e)), or (z) make a claim for indemnification pursuant to this Article IX related to any Excluded Information.

9.7 Nature of Shareholder Indemnification Obligations.

(a) Obligations Regarding the Company. The obligations of the Shareholders to indemnify the Parent Indemnified Parties pursuant to this Article IX shall be several and not joint to the extent the obligation arises pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) with respect to any misrepresentation or breach of any representation or warranty made or deemed made by the Company, any failure to perform any covenant or agreement of the Company or the Audited Company Financial Statements, respectively, in either case such that each Shareholder’s obligation therefor shall be pro rata with respect to the Equity Interests of the Company as set forth on Exhibit A hereto; provided, however, that (i) such obligations of the Controlling Trusts shall be joint and several obligations of the Controlling Trusts and not pro rata and (ii) the Controlling Trusts shall jointly and severally unconditionally guarantee for the benefit of the Parent Indemnified Parties the payment of all such obligations of any Shareholder (regardless of whether such Shareholder is or becomes a Signatory Shareholder).

(b) Obligations Regarding a Shareholder. The obligations of the Shareholders to indemnify the Parent Indemnified Parties pursuant to this Article IX shall be several and not joint to the extent the obligation arises pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) with respect to any misrepresentation or breach of any representation or warranty made or deemed made by a Shareholder or any failure to perform any covenant or agreement of a Shareholder, in either case such that obligation therefor shall be a liability of the Shareholder making such representation or warranty or failing to perform any covenant or agreement, respectively, giving rise to the obligation; provided, however, that any such obligations of any Shareholder shall be joint and several obligations of the Controlling Trusts with such Shareholder notwithstanding any Liability therefor otherwise.

9.8 Sole and Exclusive Remedy. Except as otherwise provided below, the indemnification provided for in this Article VII, subject to the limitations set forth herein or therein, shall be the exclusive post-Closing remedy available to any Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereby; provided, however, that nothing herein will limit in any way any such Indemnified Party’s (A) remedies in respect of fraud or willful breach of any representation, warranty, covenant or agreement herein, or (B) rights hereunder to injunctive or other equitable relief to enforce its rights under this Agreement or in connection with the transactions contemplated hereby.

ARTICLE X

DEFINITIONS, CONSTRUCTION, ETC.

10.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means, when used with respect to any Party, any offer or proposal to enter into or consummate an Acquisition Transaction with respect to such Party.

“Acquisition Transaction” means, when used with respect to any Party, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any acquisition or purchase from such Party by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the total outstanding voting securities of such Party or any of its Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning twenty percent (20%) or more of the total outstanding voting securities of such Party or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving such Party or any of its Subsidiaries pursuant to which the shareholders of such Party immediately prior to the consummation of such transaction would hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; (iii) any sale, exchange, transfer, license, acquisition or disposition (in each case other than in the ordinary course of business) of more than twenty percent (20%) of the assets of the Party and/or its Subsidiaries taken on a consolidated basis (measured by either book or fair market value thereof); or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Party; provided, however, that any reference to an Acquisition Transaction with respect to the Company shall also include the issuance of any shares of Equity Interests of the Company or any of its Subsidiaries or any transaction which would be prohibited pursuant to Section 6.3(d) if consummated prior to the termination of this Agreement or the Effective Time.

“Affiliate” means, with respect to the Person to which it refers, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts, and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Applicable Law to close.

“Calculated Purchase Price” means the amount equal to (x) the total number of Parent Shares contemplated to be issued by Section 1.7(c) multiplied by (y) the Fixed Parent Share Price.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986.

“Company Credit Agreement” means the Revolving Credit Agreement, dated September 17, 2007, by and among the financial institutions from time to time signatory thereto, Comerica Bank and the Company, including any waivers thereto with respect to the transactions contemplated hereby.

“Company Employee Plan” means any Employee Plan of the Company.

“Company Intellectual Property” means any Intellectual Property that is used, or held for use in the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Consent” means any approval, consent (including a negative consent), order, waiver, filing, authorization, license, sublicense, permit, notice, report of, or filing or registration with, or notification to, any Person or similar item.

“Contract” means any legally binding agreement, contract, mortgage, indenture, lease, sublease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, franchise, letter of intent, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, permission, commitment, covenant, assurance, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other undertaking of any nature, whether written, oral or implied, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto, and including any right or obligation under any of the foregoing.

“Controlling Trusts” means Ronald N. Tutor Separate Property Trust and the Ronald N. Tutor 2006 QuickGRAT, each a Shareholder.

“Debt” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances); (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations as lessee capitalized in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed; (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements; and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Decree” means any judgment, decision, decree, prohibition, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under Applicable Law.

“Distributable Property” means the properties and other assets identified on Section 10.1 of the Company Schedule.

“DOL” means the United States Department of Labor.

“Employee Plan” of any Person means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by such Person or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which such Person or any of its Subsidiaries has or may have any Liability.

“Environmental Law” means, whenever in effect, any and all Applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, workplace health or safety, or the treatment, storage, disposal, management, Release or threatened Release of, or exposure to, hazardous materials, substances or waste.

“Equity Interests” means, with respect to any Person, any of (i) its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to shareholders of a corporation; (ii) any stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of such Person; or (iii) any security convertible into, exchangeable for or evidencing the right to subscribe for or acquire any security contemplated by clause (i) or clause (ii) hereof, including any common stock, preferred stock, option, warrant, subscription right, purchase right, conversion right, exchange right or other similar Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or the Parent (as applicable) or any of their respective Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder within the past 6 years

“Exchange Act” means the Securities Exchange Act of 1934.

“Fixed Parent Share Price” means the average closing price per share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the last five (5) trading days prior to but not including the Closing Date, as adjusted pursuant to Section 2.4.

“GAAP” means generally accepted accounting principles effective in the United States.

“Government Bid” of a Person means any quotation, bid or proposal by such Person or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” of a Person means any Contract that is (a) between such Person or any of its Subsidiaries and a Governmental Entity or (b) is entered into by such Person or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Entity, in each case for the provision of services by such Person or any of its Subsidiaries for payments in excess of $5,000,000.

“Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Hazardous Material” means any material, substance, or waste as to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary process information, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge” (and other words of similar import) means the actual knowledge after reasonable inquiry (which, for avoidance of doubt, shall not include accessing the online data room made available by the Company) of (i) when used with respect to the Company, Ronald N. Tutor, Jack Frost, William B. Sparks, John D. Barrett and Josh Randall; (ii) when used with respect to Parent, Robert Band, Kenneth R. Burk, Anthony J. Buccitelli and Susan Mellace; or (iii) when used with respect to any other Person, the executive officers and directors (or other persons holding similar positions) of such Person (or if such Person is a natural person, such natural person), or, if any person named in this definition shall no longer be employed by its employer as of the date hereof or no longer shall have the responsibilities in such capacity as processed as of the date hereof, the person holding the comparable office or job with comparable experience and responsibility of such named person.

“Lease” means all of the applicable party’s right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which such party holds a leasehold or subleasehold estate in, or is otherwise granted the right to use or occupy, the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Leased Real Property” means any land, buildings, structures, improvements, fixtures or other interest in real property which are used or occupied pursuant to a Lease.

“Legal Proceeding” means any action, cause of action, claim (or counterclaim), demand, suit, litigation, proceeding (public or private), criminal prosecution, audit, citation, summons, subpoena, inquiry, arbitration, mediation, alternative dispute resolution procedure or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, by or before any Governmental Entity or other tribunal, arbitrator or mediator.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any lien (including any lien for unpaid Taxes), pledge, mortgage, deed of trust, security interest, claim, lease, sublease, license, charge, option, right of first refusal, easement, restriction, condition, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance or adverse claims or rights of any nature whatsoever.

“Losses” shall mean, without duplication for purposes of recovery, claims, losses, liabilities, deficiencies, royalties, damages, diminution of value, debt, interest and penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and other expenses of investigation and defense.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, change or effect that, individually or when taken together with all other facts, circumstances, changes or effects in the aggregate, has had or would be reasonably expected to have or result in a material adverse effect on (a) the business, assets, liabilities, properties, financial condition, or results of operations of such Party and its Subsidiaries, taken as a whole, other than facts, circumstances, changes or effects resulting from: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) in the jurisdictions in which such Party or any of its Subsidiaries does business that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other Persons operating similar businesses in such jurisdictions; (ii) general market, legal or economic conditions in the engineering or construction industries that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other participants in such industries; (iii) the condition of the financial or securities markets in the countries in which such Party or any of its Subsidiaries does business that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other Persons in such markets; (iv) any change in the stock price or trading volume of Equity Interests of such Party traded or listed on any national securities exchange or quotation system (but not any circumstance, change or effect that may be underlying such change to the extent such circumstance, change or effect would otherwise constitute a Material Adverse Effect); (v) the pendency of this Agreement or any of the transactions contemplated hereby, including the Merger, or the taking of any action contemplated hereby or expressly permitted by the other Party hereto; or (vi) changes in GAAP, or (b) the ability of such Party (or (x) in the case of Parent or Merger Sub or (y) in the case of the Company, any Shareholder) to perform its obligations pursuant to this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby in a timely manner.

“Material Contract” means any of the following:

(i) employment or independent personal services contractor agreement involving compensation in excess of $250,000 per year;

(ii) lease of personal property having a value individually in excess of $1,000,000;

(iii) Contract of guaranty to any third party in excess of $5,000,000;

(iv) Contract containing any covenant limiting the freedom of the Person or any of its Affiliates (for avoidance of doubt for purposes of this clause (iv), determined before or after the Closing) to engage in any line of business or in any geographic territory or to compete with any other Person, or pursuant to which the Person or any of its Affiliates has granted to any other Person any exclusivity to any geographic territory, any customer, or any product or service or expressly limits in any material respect the right of the Person or any of its Affiliates to engage in any activities with respect to its business;

(v) Contract relating to capital expenditures and involving future payments in excess of $5,000,000 in the aggregate;

(vi) Contract not already fully performed relating to the acquisition or disposition of assets with a value in excess of $5,000,000 or any interest with a value in excess of $5,000,000 in any business enterprise outside the ordinary course of the Person’s or any of its Subsidiaries’ businesses;

(vii) Contract relating to the borrowing of money or the extension of credit or evidencing any Debt or securing such Debt with a principal amount in excess of $5,000,000;

(viii) other than Contracts covered by other clauses, settlement, conciliation or similar Contract with any Governmental Entity or any other Person, in either case pursuant to which the subject Person would reasonably be expected to be required after the date hereof to pay consideration in excess of $5,000,000;

(ix) any Contract pursuant to which a Person has advanced or loaned any amount to any of its shareholders, officers or directors, other than for the reimbursement of business expenses in ordinary course of business consistent with past practice;

(x) a material joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person (including any “earn out” or other similar payments) that, in terms of size or terms, is not consistent with past practice;

(xi) a Contract with the owner of a project, the performance of which involves payment or the provision of services to or from such subject Person in excess of $20,000,000 in any year; or

(xii) other Contract that alone, or in connection with other related Contracts, for which such Person or any of its Subsidiaries has aggregate surviving obligations in excess of $10,000,000 that, in terms of size or terms, is not consistent with past practice.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outstanding Common Stock Number” means the sum of the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

“Parent Capital Stock” means any Parent Common Stock or Parent Preferred Stock.

“Parent Employee Plan” means any Employee Plan of Parent.

“Parent Intellectual Property” means any Intellectual Property that is necessary for, used, or held for use in the business of Parent or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

“Parent Equity Plans” means Parent’s 2004 Stock Option and Incentive Plan, Parent’s Special Equity Incentive Plan, Parent’s Amended And Restated (2004) General Incentive Compensation Plan, Parent’s Amended and Restated 2004 Construction Business Unit Incentive Compensation Plan and any predecessor or successor plan to any of the foregoing.

“Parent Option” means any option or other right to purchase Parent Common Stock, whether issued pursuant to the Parent Equity Plans or otherwise.

“Permits” means approvals, permits, notifications, licenses, grants, authorizations, Consents, easements, notifications, certificates, approvals, orders and franchises issued, granted, given, required or otherwise made available by or from any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen, equipment providers and other like Liens arising in the ordinary course of business for sums not yet due and payable; (c) statutory Liens claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent; (d) restrictions on resale of securities imposed by applicable Legal Requirements; (e) security given in the ordinary course of business to any public utility, Governmental Entity or other statutory or public authority; (f) with respect to leased or licensed personal property and Intellectual Property, the terms and conditions of the lease or license applicable thereto; (g) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the applicable business as currently conducted, or the violation of which would not have a material adverse effect on the applicable business; (h) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the applicable business as currently conducted; and (i) other Liens (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity, including the media.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Regulation S-K” means Regulation S-K promulgated under the rules and regulations of the SEC.

“Regulation S-X” means Regulation S-X promulgated under the rules and regulations of the SEC.

“Related Agreements” means this Agreement, the Shareholders Agreement, the Company Shareholder Written Consent, the Employment Agreement, the Charter Amendment, the Dividend Notes, and any other Contracts, documents, schedules, certifications or other instruments being delivered pursuant to or in connection with this Agreement or the any other Related Agreement.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means, when used with respect to any Person, such Person’s Affiliates (including Subsidiaries) and such Person’s or any of the foregoing Persons’ respective shareholders, partners, members, managers, directors (or committees thereof), officers, employees, trustees, trust beneficiaries, agents, representatives, advisors (including financial advisors, bankers, consultants, counsel and accountants) and controlling Persons.

“Restricted Period” means the period from the Effective Time until the fifth (5th) anniversary thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; or (e) any joint venture to which such Person or any of its other Subsidiaries is party or owner or part-owner; provided, however, that (x) each representation or warranty made by a Party herein with respect to Subsidiaries shall relate to joint ventures of such Party that are neither operated nor managed by such Party or one of its Subsidiaries only to the extent to which such Party has Knowledge of such matter with respect to such joint venture, and (y) each covenant or agreement made by a Party hereunder with respect to Subsidiaries shall relate to joint ventures of such Party that are neither operated nor managed by such Party or one of its Subsidiaries only to the extent to which such Party has a right to control or influence such matter with respect to such joint venture.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (it being understood that, solely for purposes of this definition, references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Transaction shall be deemed to be replaced with “forty-five percent (45%)” and “fifty-five percent (55%)” for purposes of the reference to the Acquisition Proposal contemplated thereby) relating to an Acquisition Transaction that the Parent Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account the financial, legal and regulatory aspects of such Acquisition Transaction, strategic considerations relating to the Parent (including whether such Acquisition Transaction is more favorable from a long-term strategic standpoint), the identity of the Person making the Acquisition Proposal, the conditions and likelihood of consummation of the Acquisition Transaction and the transactions contemplated hereby, any revisions to the terms hereof proposed by the Company and the Shareholders pursuant to clause (B) of Section 6.5(b)) and any other factors deemed in good faith to be appropriate thereto, is more favorable to the Parent Shareholders (in their capacity as such) than the transactions contemplated by this Agreement.

“Tax” means all (i) United States federal, state or local or non United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

10.2 Index of Defined Terms. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Reference
“Acquisition Agreement”	Section 6.5(a)
“Acquisition Proposal”	Section 10.1
“Acquisition Transaction”	Section 10.1
“Affiliate”	Section 10.1
“Agreement”	Preamble
“Antitrust Laws”	Section 3.5
“Applicable Law”	Section 10.1
“Applicable Period”	Section 6.5(b)
“Articles of Amendment”	Section 1.9
“Audited Company Financial Statements”	Section 7.2(j)
“Available Cash”	Section 6.20
“Basket”	Section 9.3(c)
“Business Day”	Section 10.1
“Calculated Purchase Price”	Section 10.1
“California Secretary of State”	Section 1.3
“Cash Dividend”	Section 6.20
“CERCLA”	Section 10.1
“Certificate of Merger”	Section 1.3
“CGCL”	Recitals
“Charter Amendment”	Section 1.9
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 10.1
“Code”	Section 10.1
“Company”	Preamble
“Company Common Stock”	Section 1.7(b)
“Company Credit Agreement”	Section 10.1

Term	Reference
“Company Employee Plan”	Section 10.1
“Company Financial Statements”	Section 3.7(a)
“Company Improvements”	Section 3.15(d)
“Company Intellectual Property”	Section 10.1
“Company Leased Real Property”	Section 3.15(b)(i)
“Company Leases”	Section 3.15(b)(i)
“Company Material Adverse Effect”	Section 10.1
“Company Material Contract”	Section 3.13(a)
“Company Owned Real Property”	Section 3.15(a)
“Company Real Property”	Section 3.15(b)(i)
“Company Schedule”	Section 10.3(k)
“Company Shareholder Written Consent”	Recitals
“Company Tax Returns”	Section 3.19(a)
“Competing Operation”	Section 6.16(a)
“Confidentiality Agreement”	Section 6.8(c)
“Consent”	Section 10.1
“Contract”	Section 10.1
“Controlling Trusts”	Section 10.1
“Debt”	Section 10.1
“Decree”	Section 10.1
“Dissenting Shares”	Section 2.2
“Distributable Property”	Section 10.1
“Dividend Note”	Section 6.20
“DOJ”	Section 6.7(b)
“DOL”	Section 10.1
“Effective Time”	Section 1.3
“Employee Plan”	Section 10.1
“Employment Agreement”	Recitals
“Environmental Law”	Section 10.1
“Equity Interest”	Section 10.1
“ERISA”	Section 10.1
“ERISA Affiliate”	Section 10.1
“Exchange Act”	Section 10.1
“Exchange Agent”	Section 2.1(a)
“Exchange Fund”	Section 2.1(a)
“Exchange Ratio”	Section 1.7(c)
“Excluded Information”	Section 9.6
“Extended Termination Date”	Section 8.1(b)
“Fixed Parent Share Price”	Section 10.1

Term	Reference
“FTC”	Section 6.7(b)
“GAAP”	Section 10.1
“Government Bid”	Section 10.1
“Government Contract”	Section 10.1
“Governmental Entity”	Section 10.1
“Hazardous Material”	Section 10.1
“HSR Act”	Section 6.7(b)
“Indemnified Party”	Section 9.4(a)
“Indemnifying Party”	Section 9.4(a)
“Initial Survival Termination Date”	Section 9.1(a)
“Initial Termination Date”	Section 8.1(b)
“Intellectual Property”	Section 10.1
“IRS”	Section 10.1
“Knowledge”	Section 10.1
“Lease”	Section 10.1
“Leased Real Property”	Section 10.1
“Legal Proceeding”	Section 10.1
“Liability”	Section 10.1
“Liability Cap Amount”	Section 9.3(a)
“Lien”	Section 10.1
“Losses”	Section 10.1
“Massachusetts Secretary of State”	Section 1.9
“Material Adverse Effect”	Section 10.1
“Material Contract”	Section 10.1
“Merger”	Recitals
“Merger Sub”	Preamble
“Minimum Claim Amount”	Section 9.3(c)
“Most Recent Company Balance Sheet”	Section 3.7(a)
“Most Recent Company Fiscal Year End”	Section 3.7(a)
“Most Recent Parent Audited Balance Sheet”	Section 5.7(b)
“Most Recent Parent Fiscal Year End”	Section 5.7(b)
“Multiemployer Plan”	Section 10.1
“Note Dividend”	Section 6.20
“NYSE”	Section 10.1
“Outstanding Common Stock Number”	Section 10.1
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Capital Stock”	Section 10.1
“Parent Change of Recommendation”	Section 6.5(a)

Term	Reference
“Parent Common Stock”	Section 1.7(c)
“Parent Employee Plan”	Section 10.1
“Parent Equity Plans”	Section 10.1
“Parent Financial Statements”	Section 5.7(b)
“Parent Improvements”	Section 5.15(d)
“Parent Indemnified Parties”	Section 9.2(a)
“Parent Intellectual Property”	Section 10.1
“Parent Leased Real Property”	Section 5.15(b)(i)
“Parent Leases”	Section 5.15(b)(i)
“Parent Material Adverse Effect”	Section 10.1
“Parent Material Contract”	Section 5.13(a)
“Parent Option”	Section 10.1
“Parent Owned Real Property”	Section 5.15(a)
“Parent Preferred Stock”	Section 5.6(a)
“Parent Real Property”	Section 5.15(b)(i)
“Parent RSU”	Section 5.6(b)
“Parent Schedule”	Section 10.3(k)
“Parent SEC Report”	Section 5.7(a)
“Parent Shareholder Approval”	Section 5.25
“Parent Shareholders”	Section 6.6(e)
“Parent Shareholders Meeting”	Section 6.6(e)
“Parent Shares”	Section 1.7(c)
“Parent Tax Returns”	Section 5.19(a)
“Party”	Preamble
“Payment”	Section 3.23(a)
“Permit”	Section 10.1
“Permitted Lien”	Section 10.1
“Person”	Section 10.1
“Pre-Closing Period”	Section 10.1
“Pre-Closing Taxes”	Section 10.1
“Preferred Bidder Status”	Section 3.14(g)
“Prohibited Transaction”	Section 10.1
“Proxy Statement”	Section 6.6(a)
“Qualifying Parent Change of Recommendation”	Section 6.5(b)
“Regulation S-K”	Section 10.1
“Regulation S-X”	Section 10.1
“Related Agreements”	Section 10.1
“Release”	Section 10.1
“Representatives”	Section 10.1

Term	Reference
“Restricted Period”	Section 10.1
“Restricted Territory”	Section 6.16(a)
“SEC”	Section 10.1
“Securities Act”	Section 10.1
“Share Issuance”	Section 5.25
“Shareholder Indemnified Parties”	Section 9.2(b)
“Shareholder Representative”	Preamble
“Shareholders”	Preamble
“Shareholders Agreement”	Recitals
“Signatory Shareholders”	Preamble
“SOX”	Section 10.1
“Special Committee”	Recitals
“Subject Shares”	Section 4.1
“Subsidiary”	Section 10.1
“Superior Proposal”	Section 10.1
“Surviving Entity”	Section 1.1
“Takeover Law”	Section 3.26
“Tax”	Section 10.1
“Tax Return”	Section 10.1
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 9.4(a)
“Unaudited Company Financial Statements”	Section 3.7(a)
“Unlawful Payment”	Section 3.14(f)
“WARN Act”	Section 3.20

10.3 Construction. Unless otherwise indicated to the contrary:

(a) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(b) The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”

(c) The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Annexes,” “Exhibits” and “Schedules” are intended to refer to Articles, Sections, Annexes, Exhibits and Schedules of or to this Agreement, as applicable.

(e) The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

(f) Any reference herein to “dollars” or “$” shall mean United States dollars.

(g) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Any reference herein to Applicable Law shall be deemed to include reference to all Applicable Law, and any reference herein to a specific Applicable Law (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to such Applicable Law and any Applicable Law promulgated thereunder (or provision thereof, as applicable), in either case including any successor(s) thereto, respectively, and as may be amended from time to time. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

(i) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other Related Agreements and have participated jointly in the negotiation and drafting of this Agreement and the other Related Agreements and hereby waive the application of any law, regulation, holding, rule of construction or other Applicable Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Related Agreement.

(j) Whenever this Agreement requires the disclosure of an agreement on the Company Schedule or the Parent Schedule or the delivery to a Party of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(k) The Company shall deliver to Parent a disclosure schedule (the “Company Schedule”) setting forth certain exceptions to, and providing certain required supplementary information with respect to, the Company’s and the Shareholders’ representations, warranties, covenants and agreements hereunder in connection with the execution and delivery of this Agreement, which shall be arranged in order corresponding to the appropriate provisions of this Agreement. Parent shall deliver to the Company a disclosure schedule (the “Parent Schedule”) setting forth certain exceptions to, and providing certain required supplementary information with respect to, Parent’s representations, warranties, covenants and agreements hereunder in connection with the execution and delivery of this Agreement, which shall be arranged in order corresponding to the appropriate provisions of this Agreement. Neither the Company nor Parent shall have any right to update or supplement the Company Schedule or the Parent Schedule, respectively, without the written consent of the other Party, which may be withheld or delayed at its sole discretion. Any such updates or supplements thereto made shall be disregarded for all purposes until such written consent is delivered, if at all. All capitalized terms not defined in the Company Schedule or the Parent Schedule shall have the meanings ascribed to them in this Agreement. The disclosure of any matter in the Company Schedule or the Parent Schedule shall be deemed to be a disclosure for all purposes of this Agreement to which such matter is readily apparent on the face thereof. The listing of any matter in the Company Schedule or the Parent Schedule shall expressly not be deemed to constitute an admission by the Party delivering such schedule, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Schedule or the Parent Schedule relating to any possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Schedule or the Parent Schedule be deemed or interpreted to expand the scope of the Company’s, the Shareholders’ or Parent’s representations, warranties, covenants and/or agreements set forth in this Agreement, respectively. All attachments to the Company Schedule or the Parent Schedule are incorporated by reference into such schedule.

(l) The representations, warranties, covenants and obligations of the Parties, and the rights and remedies that may be exercised by the Indemnified Parties pursuant to Section 9.2 based on such representations, warranties, covenants and agreements hereunder, will not be limited or affected by any investigation conducted by any Party or any of its Representatives, or any knowledge acquired (or capable of being acquired) by such Party or any of its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement, except in each case as otherwise provided in Section 9.6.

(m) For avoidance of doubt, any Knowledge by the Shareholder Representative in his capacity as an officer or director of the Company or any of its Subsidiaries shall not be deemed Knowledge of any of Parent or Merger Sub.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally or by commercial delivery service to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when delivered (with acknowledgment of a complete transmission) if sent by facsimile transmission; or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Perini Corporation
73 Mt. Wayte Avenue
Framingham, Massachusetts 01701
	Attention:	Robert Band, President & Chief Operating Officer
	Facsimile:	(508) 628-2010

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005-5793
	Attention:	George P. Stamas, Esq.
	Facsimile:	(202) 879-5200

(b)	if to the Company, to:

Tutor-Saliba Corporation
15901 Olden Street
Sylmar, California 91342
	Attention:	Ronald N. Tutor, President & Chief Executive Officer
	Facsimile:	(818) 364-9574

with a copy (which shall not constitute notice to the Company) to each of the following:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq. Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles, California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404

(c)	if to any Shareholder, subject to Section 6.15, to the address of such Shareholder set forth on Exhibit A hereto, with a copy (which shall not constitute notice to the Shareholder) to each of the following:

Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq.
Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404

(d)	if to the Shareholder Representative, to the address of the Shareholder Representative set forth on Exhibit A hereto, with a copy (which shall not constitute notice to the Shareholder Representative) to each of the following:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq.
Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404

11.2 Entire Agreement. This Agreement, the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, with respect to the subject matter hereof.

11.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereunder. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.4 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party (subject to Section 6.15) except as expressly provided herein. Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party (subject to Section 6.15); provided, however, that, in the event that this Agreement has been adopted and approved by the Parent Shareholders in accordance with Applicable Law, no amendment shall be made to this Agreement that requires the approval of such Parent Shareholders without such approval; and provided further that this Agreement may not be amended by Parent at any time without the approval of the Special Committee or, if such committee shall no longer be constituted, a majority of the directors of the Parent Board who are considered “independent directors” within the meaning of the rules of the NYSE and applicable federal securities laws.

11.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party hereto contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. No such extension or waiver by any Party shall be valid unless the same shall be in writing and signed by the Party providing such extension or waiver, nor shall such extension or waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of Section 11.4.

11.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New York County, New York, this being in addition to any other remedy to which they are entitled at law, in equity or otherwise.

11.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.8 Successors and Assigns; Assignment; No Third Party Beneficiaries.

(a) This Agreement shall be binding upon each Shareholder that is a natural person and each of its respective personal representatives, executors, administrators, estates, heirs, successors and assigns, if any, and each of Parent, Merger Sub, the Company and each Shareholder that is not a natural person and its respective successors and assigns, if any. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(b) No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.

11.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (A) THE LAWS OF THE STATE OF CALIFORNIA WITH RESPECT TO MATTERS, ISSUES AND QUESTIONS RELATING TO THE MERGER OR THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OR OTHER COMPARABLE GOVERNING BODY AND OFFICERS OR MANAGERS OF THE COMPANY OR MERGER SUB, (B) THE LAWS OF THE STATE OF MASSACHUSETTS WITH RESPECT TO MATTERS, ISSUES AND QUESTIONS RELATING TO THE CHARTER AMENDMENT OR THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS AND OFFICERS OF PARENT, AND (C) THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO ALL OTHER MATTERS, ISSUES AND QUESTIONS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

11.10 Consent to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York County, New York in any Legal Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such Legal Proceeding may be heard and determined in any such court. Each Party also agrees not to bring any Legal Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Legal Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1; provided, however, that nothing in this Section 11.10 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law or in equity. Each Party agrees that a final judgment in any Legal Proceeding so brought shall be conclusive and may be enforced by Legal Proceeding or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of any state or federal court sitting in New York County, New York in any Legal Proceeding arising out of or relating to this Agreement or any other Related Agreement.

11.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Parent:

PERINI CORPORATION

By:	/s/ Robert Band
Name:	Robert Band
Title:	President & Chief Operating Officer

Merger Sub:

TRIFECTA ACQUISITION LLC

By:	/s/ Robert Band
Name:	Robert Band
Title:	President

TRIFECTA ACQUISITION LLC

By:	/s/ Rosemary A. Ortega
Name:	Rosemary A. Ortega
Title:	Secretary

{Signature page to Agreement and Plan of Merger}

Company:

TUTOR-SALIBA CORPORATION

By:	/s/ Ronald D. Tutor
Name:	Ronald N. Tutor
Title:	President & Chief Executive Officer

TUTOR-SALIBA CORPORATION

By:	/s/ William B. Sparks
Name:	William B. Sparks
Title:	Secretary

Shareholder Representative:

/s/ Ronald D. Tutor
Ronald N. Tutor

Shareholders:

RONALD N. TUTOR SEPARATE PROPERTY TRUST

By:	/s/ Ronald D. Tutor
Name:	Ronald N. Tutor
Title:	Trustee

RONALD N. TUTOR 2006 QUICKGRAT

By:	/s/ Ronald D. Tutor
Name:	Ronald N. Tutor
Title:	Trustee

{Signature page to Agreement and Plan of Merger}

Additional Signatory Shareholders:

/s/ James A. Frost
Name:	James A. Frost

/s/ William B. Sparks
Name:	William B. Sparks

/s/ John D. Barrett
Name:	John D. Barrett

/s/ Roger K. Sexton
Name:	Roger K. Sexton

/s/ David L. Randall
Name:	David L. Randall

/s/ Gerald W. Brown
Name:	Gerald W. Brown

/s/ Robert Stephen Lewis
Name:	Robert Stephen Lewis

/s/ Michael J. Kerchner
Name:	Michael J. Kerchner

/s/ James Foster
Name:	James Foster

Name:	Leonard Kaae

/s/ Mark S. Fishbach
Name:	Mark S. Fishbach

/s/ Joseph A. Guglielmo
Name:	Joseph A. Guglielmo

Name:	Thomas E. Anderson

Name:	John McSweeney

{Signature page to Agreement and Plan of Merger}

Name:	Mark Mamczarz

/s/ Eric Carlin
Name:	Eric Carlin

{Signature page to Agreement and Plan of Merger}

S-4